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                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF DECEMBER 6, 1999
                                      AMONG
                              SPORTSLINE.COM, INC.
                             COMMISSIONER.COM, INC.
                         DAEDALUS WORLD WIDE CORPORATION
                                       AND
                                   JAMES PRICE
                                  MICHAEL GERSH
                                 MATTHEW FORTNOW
                                  PETER PEZARIS


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                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                                                     ARTICLE I
                                                    THE MERGER
                                                    ----------
1.1      The Merger...............................................................................................1
1.2      Effective Time...........................................................................................1
1.3      Effect of the Merger.....................................................................................1
1.4      Supplementary Action.....................................................................................2

                                                    ARTICLE II
                                             THE SURVIVING CORPORATION
                                             -------------------------

2.1      Certificate of Incorporation of the Surviving Corporation................................................2
2.2      Bylaws of the Surviving Corporation......................................................................2
2.3      Directors and Officers of the Surviving Corporation......................................................2

                                                    ARTICLE III
                                               CONVERSION OF SHARES
                                               --------------------

3.1      Conversion of DWWC Capital Stock.........................................................................2
3.2      Capital Stock of Acquisition Corp........................................................................5
3.3      Earn Out.................................................................................................5
3.4      Escrow Fund..............................................................................................6
3.5      Dissenters'Rights........................................................................................8
3.6      Exchange of Certificates.................................................................................8
3.7      Dividends................................................................................................9
3.8      Adjustments..............................................................................................9

                                                    ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES OF THE SPORTSLINE COMPANIES
                            ----------------------------------------------------------

4.1      Corporate Status........................................................................................10
4.2      Capitalization of SportsLine............................................................................10
4.3      Authorization; Enforceability...........................................................................10
4.4      No Violation............................................................................................11
4.5      Consents, etc...........................................................................................11
4.6      SEC Filings.............................................................................................11
4.7      Absence of Certain Changes or Events....................................................................12
4.8      Reorganization Qualification............................................................................12
4.9      Brokers, Finders, etc...................................................................................12
4.10     Litigation..............................................................................................12

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                                                     ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF DWWC AND THE PRINCIPAL SHAREHOLDERS
                       ---------------------------------------------------------------------

5.1      Organization, Authority, Qualification; Locations and Names; Corporate Records..........................13
5.2      Authorization; Enforceability...........................................................................13
5.3      Capitalization..........................................................................................14
5.4      No Violation............................................................................................15
5.5      Consents, etc...........................................................................................15
5.6      Legal Proceedings.......................................................................................16
5.7      Subsidiaries............................................................................................16
5.8      Intellectual Property...................................................................................16
5.9      Compliance with Law, Charter Documents and Agreements...................................................19
5.10     Financial Statements; Books and Records.................................................................20
5.11     Title and Related Matters...............................................................................20
5.12     Employee Benefit Matters................................................................................21
5.13     Labor Relations.........................................................................................22
5.14     Contracts and Transactions..............................................................................23
5.15     Related Party Transactions..............................................................................24
5.16     Environmental Laws......................................................................................24
5.17     Tax Returns and Payments................................................................................24
5.18     Notes and Accounts Receivable...........................................................................25
5.19     Notes and Loans Payable.................................................................................26
5.20     Insurance...............................................................................................26
5.21     Sales and Marketing; Customer Lists.....................................................................26
5.22     Trading in SportsLine Common Stock......................................................................26
5.23     Director and Shareholder Approvals......................................................................27
5.24     No Existing Discussions.................................................................................27
5.25     Absence of Certain Changes or Events....................................................................28
5.26     Absence of Certain Business Practices...................................................................28
5.27     No Commissions..........................................................................................28
5.28     Tax Status of the Merger................................................................................28
5.32     Reorganization Qualification............................................................................28
5.30     Disclosure..............................................................................................29

                                                    ARTICLE VI
                                             CERTAIN COVENANTS OF DWWC
                                             -------------------------

6.1      Conduct of Business by DWWC Pending the Merger..........................................................29
6.2      Approval of Shareholders................................................................................31

                                                    ARTICLE VII
                                               ADDITIONAL AGREEMENTS
                                               ---------------------

7.1      Best Efforts; Cooperation; Further Assurances...........................................................31
7.2      Access to Information...................................................................................31

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7.3      Notification of Certain Matters.........................................................................32
7.4      Publicity...............................................................................................32
7.5      Exclusive Dealings; Failure by DWWC to Consummate Merger Without Cause..................................32
7.6      Trading in SportsLine Common Stock......................................................................32
7.7      Noncompetition and Nonsolicitation......................................................................32

                                                   ARTICLE VIII
                             CONDITIONS TO THE OBLIGATIONS OF THE SPORTSLINE COMPANIES
                             ---------------------------------------------------------

8.1      Accuracy of Representations and Warranties and Compliance with Obligations..............................34
8.2      Corporate Matters.......................................................................................34
8.3      No Adverse Proceedings..................................................................................35
8.4      No Material Adverse Change..............................................................................35
8.5      Consents and Approvals..................................................................................35
8.6      Resignations............................................................................................35
8.7      Private Placement.......................................................................................35
8.8      Releases................................................................................................35
8.9      Termination of Certain Agreements and Rights............................................................35
8.10     Escrow Agreement........................................................................................36
8.11     Severance Letters.......................................................................................36
8.12     SportsLine Loan.........................................................................................36
8.13     Dissenting Shareholders.................................................................................36

                                                    ARTICLE IX
                                       CONDITIONS TO THE OBLIGATIONS OF DWWC
                                       -------------------------------------

9.1      Accuracy of Representations and Warranties and Compliance with Obligations..............................36
9.2      Corporate Matters.......................................................................................36
9.3      No Adverse Proceedings..................................................................................36
9.4      No Material Adverse Change..............................................................................37
9.5      Governmental Consents...................................................................................37
9.6      Escrow Agreement........................................................................................37

                                                     ARTICLE X
                                                      CLOSING
                                                      -------

10.1     Closing.................................................................................................37
10.2     Deliveries by DWWC......................................................................................37
10.3     Deliveries by the SportsLine Companies..................................................................38

                                                    ARTICLE XI
                                          COMPLIANCE WITH SECURITIES LAWS
                                          -------------------------------

11.1     Limitation on Disposition of Shares.....................................................................38
11.2     Legend..................................................................................................38

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                                                    ARTICLE XII
                                       SURVIVAL; INDEMNIFICATION AND ESCROW
                                       ------------------------------------

12.1     Survival................................................................................................39
12.2     Indemnification.........................................................................................39
12.3     Special Damages.........................................................................................40
12.4     Escrow Period; Release of Escrow Fund...................................................................41
12.5     Claims Upon the Escrow Fund.............................................................................42
12.6     Objections to Claims....................................................................................42
12.7     Resolution of Conflicts.................................................................................42
12.8     Shareholders'Agent......................................................................................43
12.9     Third Party Claims......................................................................................44

                                                   ARTICLE XIII
                                                    DEFINITIONS
                                                    -----------

13.1     Defined Terms...........................................................................................46
13.2     Other Definitional Provisions...........................................................................49

                                                    ARTICLE XIV
                                                    TERMINATION
                                                    -----------

14.1     Termination.............................................................................................49
14.2     Effect of Termination...................................................................................50

                                                    ARTICLE XV
                                                GENERAL PROVISIONS
                                                ------------------

15.1     Notices.................................................................................................50
15.2     Entire Agreement........................................................................................51
15.3     Expenses................................................................................................51
15.4     Amendment...............................................................................................52
15.5     Waiver..................................................................................................52
15.6     Binding Effect; Assignment..............................................................................52
15.7     Interpretation..........................................................................................52
15.8     Severability............................................................................................52
15.9     Governing Law; Interpretation...........................................................................52
15.10    Arm's Length Negotiations...............................................................................53
15.11    Confidentiality.........................................................................................53
15.12    Counterparts............................................................................................53
15.13    Access to Books and Records.............................................................................53

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                         LIST OF SCHEDULES AND EXHIBITS

Exhibit           Description
-------           -----------

   3.4            Form of Escrow Agreement
   8.8            Form of Release
   8.11           Form of Severance Letter

Schedule          Description
--------          -----------

   3.3(d)         Business Plan
   7.8            Terms of Employment

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                                       v

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 6, 1999 (the "Agreement Date"), among SportsLine.com, Inc., a Delaware corporation ("SportsLine"), Commissioner.com, Inc., a New York corporation and a wholly owned subsidiary of SportsLine ("Acquisition Corp." and together with SportsLine sometimes hereinafter referred to as the "SportsLine Companies"), Daedalus World Wide Corporation, a New York corporation ("DWWC"), and James Price, Michael Gersh, Matthew Fortnow and Peter Pezaris (individually, a "Principal Shareholder" and collectively, the "Principal Shareholders"). Certain other capitalized terms used herein and not otherwise defined shall have the meanings as set forth in Article XIII hereof.

         WHEREAS, the parties hereto desire to effect the merger of DWWC with and into Acquisition Corp. (the "Merger") pursuant to the applicable provisions of the New York Business Corporation Law (the "NYBCL");

         WHEREAS, the respective Boards of Directors of SportsLine, Acquisition Corp. and DWWC have approved the Merger and the terms and conditions of this Agreement and have determined that the Merger is in the best interests of their respective shareholders;

         WHEREAS, the Merger has been approved by the holders of at least two-thirds of the outstanding shares of common stock, no par value, of DWWC ("DWWC Common Stock"), but is subject to satisfaction of certain other conditions described in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER
                                   ----------

         1.1 The Merger. Subject to and upon the terms and conditions of this Agreement and in accordance with the NYBCL, at the Effective Time (as defined in Section 1.2 hereof), DWWC shall be merged with and into Acquisition Corp., which shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger, and as a result thereof the separate corporate existence of DWWC shall cease.

         1.2 Effective Time. If all the conditions to the Merger set forth in Articles VIII and IX hereof shall have been fulfilled or waived in accordance herewith and this Agreement has not been terminated as provided in Article XIV hereof, on the Closing Date the parties hereto shall cause a certificate of merger in the form required by the NYBCL (the "Merger Filing"), to be duly prepared and executed and filed in accordance with the NYBCL. The Merger shall become effective at the time the Merger Filing is filed with the Secretary of State of the State of New York in accordance with the NYBCL, or at such later time which the parties hereto have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         1.3 Effect of the Merger. From and after the Effective Time, the Merger shall have all the effects set forth in the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger, all properties, rights, privileges, powers and franchises of DWWC and Acquisition Corp. shall vest in the Surviving Corporation and all debts, liabilities and duties of DWWC and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of DWWC or Acquisition Corp., or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of DWWC and Acquisition Corp., to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                   ARTICLE II
                            THE SURVIVING CORPORATION
                            -------------------------

         2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Acquisition Corp. as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate and applicable Law.

         2.2 Bylaws of the Surviving Corporation. The Bylaws of Acquisition Corp. as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with such bylaws and applicable Law.

         2.3 Directors and Officers of the Surviving Corporation. The directors and officers of Acquisition Corp. at the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified in accordance with the Surviving Corporation's certificate of incorporation, bylaws and applicable Law.


                                   ARTICLE III
                              CONVERSION OF SHARES
                              --------------------

         3.1 Conversion of DWWC Capital Stock.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of DWWC Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of DWWC Common Stock held by DWWC as treasury stock or by any subsidiary of DWWC or by any Dissenting Shareholder (as defined in Section 3.6) who, as of the Effective Time, has not effectively withdrawn or lost such shareholder's dissenter's rights, shall be converted into the right to receive the following (the "Merger Consideration"):

                           (i)  an amount in cash equal to the Cash Amount;

                           (ii) a number of validly issued, fully paid and
                  nonassessable shares of common stock, $0.01 par value per share, of SportsLine ("SportsLine Common Stock") equal to the Conversion Number; and

                           (iii) the Per Share Earn Out Amount, if any.

                  (b) For purposes of this Agreement:

                           (i) "Cash Amount" means an amount in cash equal to
                  the quotient of (i) Four Million Dollars ($4,000,000), divided by (ii) the total number of Fully Diluted DWWC Shares.

                           (ii) "Conversion Number" means the quotient (rounded
                  down to the nearest one-thousandth) obtained by dividing (i) the SportsLine Merger Shares by (ii) the total number of Fully Diluted DWWC Shares.

                           (iii) "Earn Out Shares" means, with respect to an
                  installment of the Earn Out (as defined in Section 3.3), the quotient of the dollar amount of that installment divided by the Reference Price.

                           (iv) "Excess Debt" means the sum of outstanding
                  principal balance of and accrued interest on all outstanding Debt (as defined in Section 5.19) as of immediately prior to the Effective Time after giving effect to the payment of the SportsLine Loan (as defined in Section 8.12).

                           (v) "Fully Diluted DWWC Shares" means the number of
                  shares of DWWC Common Stock that is equal to the sum of: (A) the total number of shares of DWWC Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (B) the total number of shares of DWWC Common Stock that are ultimately subject to, and potentially issuable (without regard to any vesting or other conditions to exercise) under, all options and warrants that are issued and outstanding immediately prior to the Effective Time; plus (C) the total number of shares of DWWC Common Stock that are ultimately subject to, and/or are potentially issuable under or upon the exercise, exchange or conversion of, all promissory notes, debentures, debt instruments, evidences of indebtedness, capital stock or other security of DWWC or any of its subsidiaries that are issued and outstanding immediately prior to the Effective Time and that are, directly or indirectly, convertible or exchangeable for any shares of DWWC Common Stock and/or any other shares of capital stock of DWWC of any class or series ("Convertible Securities"); plus
                  (D) the total number of shares of DWWC Common Stock that are ultimately subject to, and/or are potentially issuable under or upon the exercise, exchange or conversion of, any and all other warrants, options, rights, notes, evidences of indebtedness, stock or other securities that are issued and outstanding immediately prior to the Effective Time and that entitle the holder thereof to purchase or otherwise acquire any Convertible Securities or any other shares of the capital stock of DWWC of any class or series.

                           (vi) "Income Tax Distribution" means a distribution
                  of cash in an amount which does not exceed an amount equal to the sum of (A) the product of (1) DWWC's taxable income for federal income tax purposes for the period commencing on January 1, 1999 and ending on the Effective Date, minus the amount determined pursuant to clause (B), below, for such period, times (2) the highest applicable marginal individual federal income tax rate, plus (B) if the Shareholders are obligated to pay any state or local income taxes on account of DWWC's income, the product of (x) DWWC's taxable income for federal income tax purposes for the period commencing on January 1, 1999 and ending on the Effective Date, times (y) the highest applicable marginal individual state or local income tax rate, minus (C) any amounts distributed by DWWC to the Shareholders prior to November 1, 1999 in respect of income Taxes.

                           (vii) "Per Share Earn Out Amount" means (i) with
                  respect to an installment of the Earn Out (as defined in Section 3.3) which is paid in cash, an amount equal to the quotient of (A) the dollar amount of that installment divided by (B) the total number of Fully Diluted DWWC Shares and (ii) with respect to an installment of the Earn Out which is paid in shares of SportsLine Common Stock, the quotient (rounded down to the nearest one-thousandth) obtained by dividing (A) the Earn Out Shares for that installment by (ii) the total number of Fully Diluted DWWC Shares.

                           (viii) "SportsLine Merger Shares" means the quotient
                  of the Stock Consideration divided by the Reference Price.

                           (ix) "Reference Price" means (i) with respect to the
                  Stock Consideration, $46.30 per share which is the average of the daily closing sales prices of the SportsLine Common Stock as quoted on the Nasdaq National Market System and reported in The Wall Street Journal for the 15 trading days ending on (and inclusive of) the business day immediately preceding the Agreement Date, (ii) with respect to the installment of the Earn Out Amount payable on the First Payment Date or the Second Payment Date (as such terms are defined in Section 3.3), the 20 trading days ending on (and inclusive of) the business day immediately preceding the respective payment date, and (iii) for the purposes of Article XII, $30.00 per share.

                           (x) "Stock Consideration" means the sum of (A) Twenty
                  Seven Million Seven Hundred and Eighty Thousand Dollars ($27,780,000), minus (B) the sum of (x) any Excess Debt plus
                  (y) any Transaction Expenses (as defined in Section 15.3) which are borne by DWWC plus (z) the amount of any cash distributed by DWWC to the Shareholders (as defined in Section 3.4) as a dividend or other distribution since November 1, 1999, other than an Income Tax Distribution.

Each fractional share of DWWC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of Merger Consideration determined by multiplying (i) the amounts of cash and SportsLine Common Stock to which the holder of one whole share of DWWC is entitled, times (ii) the fraction of a share of DWWC Common Stock (rounded to the nearest thousandth).

                  (c) Upon conversion of the outstanding DWWC Common Stock in accordance with this Section 3.1, all such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist; and each certificate formerly representing any such shares (a "Certificate") shall thereafter represent only the right to receive the Merger Consideration into which the shares represented by such Certificate have been converted in accordance with this Section 3.1. Certificates previously representing shares of DWWC Common Stock shall be exchanged for the Cash Amount, certificates representing whole shares of SportsLine Common Stock and cash in lieu of any fractional share, without interest, issued in consideration therefor upon the surrender of such certificates in accordance with Section 3.5 hereof.

                  (d) At the Effective Time, each share of DWWC Common
Stock issued and held in DWWC's treasury or by any subsidiary of DWWC shall, by virtue of the Merger and without any action on the part of DWWC, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

         3.2 Capital Stock of Acquisition Corp. Each share of common stock, par value $0.01 per share, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the Acquisition Corp. continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

         3.3 Earn Out.

                  (a) If, during the calendar year commencing January 1, 2000 and ending December 31, 2000 (the "Measurement Period"), the Surviving Corporation recognizes more than $3,000,000 ("Revenue Threshold") in Fantasy Subscription Revenue, then SportsLine shall pay to the holders of DWWC Common Stock, as additional Merger Consideration, an aggregate amount equal to $1,000,000 for each $100,000 in Fantasy Subscription Revenue recognized in excess of the Revenue Threshold during the Measurement Period, up to a maximum of $12,000,000 in additional Merger Consideration (the "Earn Out"). For purposes of this Agreement, "Fantasy Subscription Revenue" means the amount of net revenue (gross subscription fees less credit card "chargebacks" and merchant transaction fees) recognized by the Surviving Corporation (on an accrual basis, determined in accordance with SportsLine's existing practices for determining revenue under the July 1998 Agreement between DWWC and SportsLine, consistently applied), from the sale of "commissioner," "challenge game" and "league" (i.e., products which allow a single player to participate in fantasy products using league formats similar to the format used by the "commissioner" product) products; provided, that with respect to revenue derived from the distribution of such fantasy products via distribution relationships other than through the CBS SportsLine website and which relationships are not consummated as of the Effective Time, such revenues shall only be counted for the purposes of the Earn Out, if the distribution agreement was originated exclusively by the Principal Shareholders.

                  (b) If at any time during the Measurement Period
SportsLine decides, in its sole and absolute discretion, not to charge subscribers for their use of the "commissioner," "challenge game" or "league" products, then notwithstanding the foregoing, the Earn Out shall be determined as follows: if the Surviving Corporation receives subscriptions for

"commissioner," "challenge game" or "league" products from more than 750,000 subscribers ("Subscriber Threshold"), then SportsLine shall pay to the holders of DWWC Common Stock, as additional Merger Consideration, an aggregate amount equal to $1,000,000 for each 41,667 subscribers in excess of the Subscriber Threshold during the Measurement Period, up to a maximum of $12,000,000 in additional Merger Consideration.

                  (c) The Earn Out shall be paid in two equal installments, which shall payable on (i) March 1, 2001 (the "First Payment Date"), and (ii) December 31, 2001 (the "Second Payment Date"), respectively. At SportsLine's option, either or both of the installments of the Earn Out shall be payable in cash or, so long as SportsLine Common Stock is then publicly traded, SportsLine Common Stock, or a combination thereof. For each installment of the Earn Out, SportsLine shall pay to each Shareholder in respect of that installment the Per Share Earn Out Amount times the number of Fully Diluted DWWC Shares owned by that Shareholder immediately prior to the Merger.

                  (d) Until the expiration of the Measurement Period, SportsLine agrees that it will operate the business of the Surviving Corporation during calendar year 2000 substantially in accordance with the business plan attached hereto as Schedule 3.3(d) and promote the "commissioner," "challenge" and "league" products on the CBS SportsLine website substantially in accordance with the level of promotion (including on the homepage of the CBS SportsLine website) during calendar year 1999 prior to the Effective Time. If SportsLine breaches the covenant in this Section 3.3(d) prior to the end of the Measurement Period, then notwithstanding the foregoing, SportsLine shall pay to the Shareholders, as additional Merger Consideration the full amount of the Earn Out equal to $12 million.

                  (e) In the event SportsLine sells or otherwise disposes of substantially all of the assets, business or properties of the Surviving Corporation (whether by merger, consolidation, sale of stock or assets or otherwise) prior to the end of the Measurement Period, and as a result of such sale or disposition the acquiring party does not agree to be bound by the terms and conditions of the Earn Out as provided hereunder, then notwithstanding the previous determination of the Earn Out, SportsLine shall within 60 days of the consummation of the sale or disposition pay to the Shareholders as additional Merger Consideration the full amount of the Earn Out equal to $12 million. A merger or consolidation of SportsLine with or into any other Person shall not constitute a sale or disposition purposes of this Section 3.3(e).

         3.4 Escrow Fund.

                  (a) As soon as practicable following the Effective Time
(or at such later time as may be provided in Section 3.6 hereof with respect to shares issuable to Dissenting Shareholders who withdraw or lose their dissenter's rights), and subject to and in accordance with Article XII hereof, SportsLine will withhold from the Merger Consideration payable to each holder of DWWC Common Stock (each, a "Shareholder") in accordance with this Article III, and deliver to SunTrust Bank, South Florida, N.A., as escrow agent (the "Escrow Agent"), (i) a certificate or certificates representing ten percent (10%) of the number of shares of SportsLine Common Stock issuable to such Shareholder (rounded down to the nearest whole number of shares to be issued to each Shareholder) plus a certificate or certificates representing an additional 18,000 shares of SportsLine Common Stock (the "Escrow Shares") and (ii) ten percent

(10%) of the cash payable to such Shareholder plus an additional amount of cash equal to $270,000 (the "Escrow Cash"). Such deposit and any amount of Earn Out delivered into escrow pursuant to Section 12.5 below shall constitute the escrow fund ("Escrow Fund") and be governed by the terms set forth herein and in the Escrow Agreement to be entered into among SportsLine, the Surviving Corporation, the Escrow Agent and the Shareholders' Agent (as defined in Section 12.8) in substantially the form attached hereto as Exhibit 3.4 (the "Escrow Agreement"). The Escrow Shares shall be registered in the name of the Escrow Agent as nominee for, and held by the Escrow Agent in escrow on behalf of, the Shareholders on a pro rata basis (in accordance with the Shareholders' percentage ownership of DWWC Common Stock immediately prior to the Effective Time). In the event SportsLine issues any Additional Escrow Shares (as defined in Section 3.4(b)), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as set forth above, and such Additional Escrow Shares shall constitute a part of the Escrow Fund and be deemed to be "Escrow Shares" for all purposes hereof. The Escrow Fund shall be available to compensate SportsLine and the Indemnified Persons (as defined in Section 12.2) for certain damages and, to the extent not used for such purposes, shall be released to the persons otherwise entitled thereto, all as provided in Article XII and the Escrow Agreement.

                  (b) Each Shareholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such Shareholder so long as such Escrow Shares are held in escrow, and SportsLine will take all necessary steps to allow the exercise of such rights. In addition, while the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the Shareholders will retain and be able to exercise all other incidents of ownership of said Escrow Shares consistent with the terms and conditions of this Agreement and the Escrow Agreement. Except for dividends paid in SportsLine Common Stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be deposited in escrow pursuant to Section 3.6 hereof, any cash dividends, dividends payable in other securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the Shareholders on a pro rata basis in accordance with the number of Escrow Shares deposited on behalf of such Shareholder.

                  (c) By virtue of the approval of this Agreement and the Merger by the Shareholders, each Shareholder, without any further act, shall be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral for the indemnification obligations set forth in Article XII in the manner set forth in such Article and the Escrow Agreement, (ii) the appointment of the Shareholders' Agent in accordance with Section 12.8 as the attorney-in-fact and agent for and on behalf of each Shareholder (other than holders of Dissenting Shares), and the taking by the Shareholders' Agent of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders' Agent under Article XII and the Escrow Agreement,
(iii) the exercise by the Shareholders' Agent of the power to: (A) execute and deliver the Escrow Agreement; (B) authorize delivery to SportsLine of Escrow Shares or Escrow Cash in satisfaction of claims made by SportsLine; (C) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (D) resolve any claim made pursuant to Article XII; and (E) take all actions necessary in the judgment of the Shareholders' Agent for the accomplishment of the foregoing), and (iii) all of the other terms, conditions and limitations in Article XII and the Escrow Agreement.

         3.5 Dissenters' Rights. If holders of DWWC Common Stock are entitled to dissenters' rights in connection with the Merger under the NYBCL, any shares of DWWC Common Stock ("Dissenting Shares") held by persons who have complied with all requirements for perfecting dissenter's rights under the NYBCL ("Dissenting Shareholders") shall not be converted into or represent the right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the NYBCL. DWWC shall give SportsLine prompt notice of any demand received by DWWC to require DWWC to purchase shares of DWWC Common Stock, withdrawals of such demands and any instruments served pursuant to the NYBCL and received by DWWC with respect to Dissenting Shares, and SportsLine shall have the right to participate in all negotiations and proceedings with respect to any such demand. DWWC agrees that, except with the prior written consent of SportsLine, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

         Each Dissenting Shareholder who, pursuant to the provisions of the NYBCL, becomes entitled to payment of the fair value of shares of DWWC Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenter's rights under the NYBCL, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Shareholder's shares of DWWC Common Stock shall automatically be converted into the right to receive the Merger Consideration; provided, that at such time SportsLine will deposit into escrow with the Escrow Agent certificates representing ten percent (10%) of the SportsLine Common Stock and cash to which such Dissenting Shareholder would otherwise be entitled.

         3.6 Exchange of Certificates.

                  (a) At the Closing, or as soon as practicable thereafter, the Shareholders shall surrender their Certificate(s), duly endorsed, for cancellation as of the Effective Time, together with the Release contemplated by
Section 8.8. On the Closing Date or as soon thereafter as SportsLine receives such Certificates and such Release: (i) SportsLine will cause its transfer agent to issue to each tendering holder of a Certificate (a "Tendering Holder") (A) a certificate representing the number of whole shares of SportsLine Common Stock to which such Tendering Holder is entitled pursuant to Section 3.1 less the number of Escrow Shares of such Tendering Holder that are to be withheld and placed in escrow pursuant to Section 3.4 and the Escrow Agreement, and (ii) SportsLine or its transfer agent will pay by check to such Tendering Holder (or to DWWC's counsel in escrow for the Tendering Shareholder) an amount in cash, without interest equal to the sum of (A) the amount payable to the Tendering Holder pursuant to Section 3.1(a)(i), plus (B) the amount payable to the Tendering Holder with respect to a fractional share in accordance with Section 3.6(b) less the amount of cash of such Tendering Holder that is to be withheld and placed in escrow pursuant to Section 3.4 and the Escrow Agreement. As soon as practicable following the Effective Time, SportsLine will deliver the certificates representing the Escrow Shares and the cash representing the Escrow Cash to the Escrow Agent pursuant to the Escrow Agreement.

                  (b) No certificates or scrip representing fractional shares of SportsLine Common Stock shall be issued as part of the Merger Consideration, and such fractional interests shall not entitle the owner thereof to vote or to any rights as a stockholder of SportsLine. All fractional shares of SportsLine Common Stock that a Shareholder would otherwise be entitled to receive as part of the Merger Consideration shall be aggregated and if a fractional share results from such aggregation, such Shareholder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Reference Price, times (ii) the fraction of a share of SportsLine Common Stock to which such Shareholder would otherwise have been entitled. No such cash in lieu of fractional shares of SportsLine Common Stock shall be paid to any Shareholder until Certificates are surrendered and exchanged in accordance with Section 3.6(a).

                  (c) Except for the Merger Shares to be registered in the name of the Escrow Agent, if any Merger Consideration is to be delivered to a person other than the person in whose name the Certificates for shares of DWWC Common Stock surrendered for exchange are registered, it shall be a condition to the payment of such Merger Consideration that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) the person requesting such transfer shall pay SportsLine, or its transfer agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of SportsLine that such taxes have been paid or are not required to be paid and
(iii) such transfer shall otherwise be proper.

                  (d) The Merger Consideration shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of DWWC Common Stock.

                  (e) Notwithstanding anything to the contrary in this
Section 3.6, none of SportsLine, the Surviving Corporation or any party hereto shall be liable to any person for any shares or amounts properly delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         3.7 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to SportsLine Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Shareholder entitled to receive certificates representing SportsLine Common Stock until such Shareholder has properly surrendered such Shareholder's Certificates. Upon such surrender, there shall be paid to the Shareholder in whose name the certificates representing such SportsLine Common Stock shall be issued any dividends which shall have become payable with respect to such SportsLine Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the Shareholder in whose name the certificates representing such SportsLine Common Stock shall be issued any dividend on such SportsLine Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the Shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

         3.8 Adjustments. If, subsequent to the Agreement Date but prior to the Effective Time, SportsLine changes the number of shares of SportsLine Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar change with a record date prior to the Effective Time, the Conversion Number shall be proportionately and equitably adjusted to reflect the effect of any such stock split, reverse stock split, stock dividend, recapitalization or other similar change.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE SPORTSLINE COMPANIES
           ----------------------------------------------------------

         The SportsLine Companies hereby joint and severally represent and warrant to DWWC and the Principal Shareholders as follows:

         4.1 Corporate Status. SportsLine is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of the SportsLine Companies (i) has the corporate power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated and as proposed to be conducted and operated and
(ii) is duly qualified or licensed to conduct business as a foreign corporation and is in good standing in all jurisdictions that require such qualification or licensing, except where the failure to be so qualified or licensed or to be in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SportsLine.

         4.2      Capitalization of SportsLine.

                  (a) The authorized capital stock of SportsLine consists of 200,000,000 shares of SportsLine Common Stock and 1,000,000 shares of Preferred Stock, $0.01 par value per share. As of September 30, 1999, (i) 23,590,885 shares of SportsLine Common Stock were issued and outstanding and
(ii) no shares of Preferred Stock were issued and outstanding. Upon consummation of the Merger, the shares of SportsLine Common Stock to be issued in exchange for the DWWC Common Stock in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not violate any preemptive rights.

                  (b) Except as set forth in the SEC Filings, as of September 30, 1999, there were no outstanding (i) securities convertible into or exchangeable for capital stock of SportsLine; (ii) obligations, options, warrants or other rights of any kind or character to acquire, purchase or subscribe for capital stock of SportsLine or securities convertible into or exchangeable for capital stock of SportsLine, other than options and warrants to purchase SportsLine Common Stock granted in the ordinary course of business since the date of the SEC Filings; or (iii) agreements, arrangements or understandings of any kind relating to the authorization, issuance or sale of capital stock of SportsLine or securities convertible into or exchangeable for capital stock of SportsLine, except such issuances or sales as are contemplated pursuant to acquisition agreements entered (or to be entered) into since the date of the SEC Filings.

         4.3 Authorization; Enforceability. Each of the SportsLine Companies has the corporate power and authority to execute and deliver this Agreement and all Transaction Documents to which it is or will be a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents has been duly authorized by all necessary corporate action on the part of each of the SportsLine Companies. This Agreement has been duly executed and delivered by each of the SportsLine Companies and constitutes, and, when executed by SportsLine or Acquisition Corp. (as applicable) each Transaction Document will constitute, a valid and binding obligation of the SportsLine Companies, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, and except to the extent that any provisions requiring indemnification in connection with the offering, issuance or sale of securities may violate public policy.

         4.4 No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents by the SportsLine Companies does not and will not (i) conflict with or violate any provision of the SportsLine Companies' respective Certificate or Articles of Incorporation or Bylaws, each as amended to date; (ii) violate or breach any provision of, or result, through the mere passage of time, in a violation of, or result in the termination or acceleration of, or entitle any party to terminate or accelerate (whether after the giving of notice or lapse of time or both), any obligation under, be in conflict with or constitute or result in a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, or result in the imposition of any Lien upon or with respect to the stock or any assets, business or properties of the SportsLine Companies pursuant to, any material Permit, Contract or other instrument, commitment or obligation to which either of the SportsLine Companies is a party or by which either of the SportsLine Companies or any of their respective assets is bound or subject, or violate or conflict with any other material restriction of any kind or character to which the SportsLine Companies, or any of their respective properties or assets, is subject or bound; (iii) violate any Order to which the SportsLine Companies is a party or it or its respective properties or assets is subject or bound; or (iv) violate any Law applicable to the SportsLine Companies.

         4.5 Consents, etc. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person on the part of the SportsLine Companies is required in connection with the execution, delivery and performance by SportsLine or Acquisition Corp. of this Agreement and the Transaction Documents, except (a) filings required to comply with applicable federal and state securities laws, (b) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of SportsLine Common Stock issuable upon conversion of the DWWC Common Stock in the Merger, (c) the Merger Filings, (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on SportsLine and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the Transaction Documents.

         4.6 SEC Filings. SportsLine has previously made available to the DWWC copies of the following reports filed by SportsLine with the SEC: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "10-K"),
(ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1999 and September 30, 1999 (the "10-Qs"), (iii) definitive Proxy Statement filed with respect to SportsLine's Annual Meeting of Shareholders held on June 17, 1999 (the "Proxy Statement") and (iv) all other reports, proxy statements or other reports filed by SportsLine with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange since January 1, 1999 (collectively, such reports and proxy statements, together with the 10-K, the 10-Qs and the Proxy Statement are referred to as the "SEC Filings"). As of the date of filing, each SEC Filing (i) complied (and, with respect to SEC Filings filed after the Agreement Date, such SEC Filings will comply as of the date of filing) in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such SEC Filings and (ii) did not contain (and, with respect to SEC Filings filed after the Agreement Date, will not contain as of the date of filing) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         The audited consolidated financial statements and unaudited interim financial statements of SportsLine included in the SEC Filings (collectively, the "Financial Statements") were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of SportsLine as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal, recurring adjustments which are not material in the aggregate. Since October 1, 1999 and until the date of this Agreement, there has been no material change in SportsLine's accounting policies which would require disclosure in the Financial Statements under GAAP.

         4.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings, and except as expressly contemplated by this Agreement, since December 31, 1998, there has not been: (i) any change in the business, operations, assets, liabilities, financial condition or operating results of SportsLine and its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect on SportsLine, or (ii) any damage, destruction or loss, whether or not covered by insurance to or of the assets of SportsLine which has had or would reasonably be expected to have a Material Adverse Effect on SportsLine.

         4.8 Reorganization Qualification . SportsLine has no current plan or intention to (i) reacquire any of the SportsLine Merger Shares, (ii) liquidate the Surviving Corporation (iii) merge Surviving Corporation with and into another corporation, (iv) sell or otherwise dispose of the stock of Surviving Corporation, or cause Surviving Corporation to sell or otherwise dispose of any of the assets of DWWC acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Prior to the Closing, SportsLine will be in control of Acquisition Corp. within the meaning of Section 368(c)(1) of the Code. It is SportsLine's current intention that following the Merger, Surviving Corporation will continue the historic business of DWWC or use a significant portion of the assets of DWWC in a business and will not issue additional shares of its stock that would result in SportsLine losing control of Surviving Corporation within the meaning of Section 368(c) of the Code.

         4.9 Brokers, Finders, etc. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this agreement and the Transaction Documents or the transactions contemplated hereby and thereby based upon any agreements, written or oral, made by or on behalf of the SportsLine Companies or by or on behalf of any director, officer, employee, agent or Affiliate of the SportsLine Companies.

         4.10 Litigation. Except as disclosed in the SEC Filings, there are no legal proceedings pending or, to SportsLine's knowledge, threatened against SportsLine or Acquisition Corp.

(i) challenging the merger, or seeking to restrain or prohibit the consummation of the Merger, or (ii) which, if determined adversely to SportsLine, individually or in the aggregate, would have or would reasonably be expected to have a material Adverse Effect on SportsLine. There are no Orders of any Governmental Authority or arbitrator outstanding against SportsLine which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SportsLine.


                                    ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF DWWC AND THE PRINCIPAL SHAREHOLDERS
      ---------------------------------------------------------------------

         DWWC and the Principal Shareholders, jointly and not severally, hereby represent and warrant to the SportsLine Companies as follows:

         5.1 Organization, Authority, Qualification; Locations and Names; Corporate Records.

                  (a) DWWC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. DWWC (i) has the corporate power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated and as proposed to be conducted and operated and (ii) is duly qualified or licensed to conduct business as a foreign corporation and is in good standing in all jurisdictions that require such qualification or licensing, except where the failure to be so qualified or licensed or to be in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DWWC.

                  (b) The addresses of DWWC's principal place of business and principal executive offices are identified in Paragraph 5.1(b) of the Disclosure Letter. As of the Agreement Date, DWWC neither owns nor leases any real property nor has any employees, sales representatives or agents in any state in the United States or in any other jurisdiction, other than those identified in Paragraph 5.1(b) of the Disclosure Letter. Except as set forth in Paragraph 5.1(b) of the Disclosure Letter, during the past three years, DWWC has not changed its name or used any assumed or fictitious name nor has it been the surviving entity in a merger, acquired any business or changed its principal place of business or principal executive offices from the locations thereof as of the Agreement Date.

                  (c) The copies of the Certificate of Incorporation, as amended, and Bylaws of DWWC which have been provided to SportsLine are true, accurate and complete and reflect all amendments made through the Agreement Date. Except for the transactions involving Scott Harger, the minute books of DWWC provided to SportsLine contain a complete summary of all meetings of DWWC's directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects. The copies of stock ledgers of DWWC which have been provided to SportsLine contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of DWWC.

         5.2 Authorization; Enforceability. DWWC has the corporate power and authority to execute and deliver this Agreement and all Transaction Documents to which it is or will be a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents has been duly authorized by all necessary corporate action on the part of DWWC. The affirmative vote of the holders of at least two-thirds of the shares of DWWC Common Stock outstanding on the record date for the shareholders meeting or written consents relating to such approval is the only vote of the holders of any of DWWC's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby under the NYBCL, DWWC's Certificate of Incorporation, Bylaws and other charter documents, and under any Contract regarding the voting of shares of DWWC's capital stock. This Agreement has been duly executed and delivered by DWWC and each of the Principal Shareholders and constitutes and, when executed by DWWC and each of the Principal Shareholders each Transaction Document will constitute, a valid and binding obligation of DWWC and each of the Principal Shareholders, enforceable against each of DWWC and the Principal Shareholders in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         5.3 Capitalization.

                  (a) The authorized capital stock of DWWC consists of 1,000 shares of DWWC Common Stock. As of the Agreement Date, there were issued and outstanding, and immediately prior to the Effective Time there will be issued and outstanding, 355.555 shares of DWWC Common Stock. All of the issued and outstanding shares of DWWC Common Stock have been duly authorized and validly issued, are (except as provided under Section 630 of the NYBCL) fully paid and nonassessable, are not, except for the Stockholders Agreement, dated June 15, 1998 among the Principal Shareholders and DWWC (the "Stockholders Agreement"), subject to any claim, Lien, preemptive right, right of first refusal, right of first offer or right of rescission, and were offered, issued, sold and delivered by DWWC in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities Laws. No Shareholder owes DWWC any money or other consideration representing any part of the purchase price of any outstanding shares of DWWC Common Stock, including without limitation any money due under a promissory note payable to DWWC. DWWC has no liability (or potential liability) to any shareholder for any dividends that have been declared or accrued and remain unpaid. Paragraph 5.3(a) of the Disclosure Letter sets forth a true and correct list of all holders of DWWC Common Stock as of the Agreement Date, including the number of shares of DWWC Common Stock owned of record and beneficially by each such holder.

                  (b) Except for the Stockholders Agreement, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to which DWWC or any Shareholder is party to purchase or otherwise acquire (whether directly or indirectly) any shares of DWWC's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of DWWC's capital stock or obligating DWWC to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. Except for the DWWC Common Stock to be converted into SportsLine Common Stock upon the Merger, no warrants, convertible debentures, or any other securities of DWWC or rights to acquire shares of DWWC stock or any warrants or other securities of DWWC will become an option, warrant, convertible debenture, security or other right to purchase or otherwise acquire any capital stock or other securities of SportsLine, or any other obligation or liability of SportsLine by reason of the Merger or this Agreement. To DWWC's and the Principal Shareholders' best Knowledge, no person or entity holds, or has any option, warrant or other right to acquire, any issued and outstanding shares of the capital stock of DWWC from any holder of shares of the capital stock of DWWC.

                  (c) Except as set forth in Paragraph 5.3(c) of the Disclosure Letter, there are no outstanding or existing proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the capital stock of DWWC, or any other restrictions (other than restrictions on transfer under applicable federal and state securities laws) applicable to any of DWWC's outstanding stock or other securities or to the conversion of any shares of DWWC's capital stock in the Merger pursuant to any agreement or obligation to which DWWC or, to DWWC's and the Principal Shareholders' best Knowledge, any of its Shareholders is a party. DWWC has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of DWWC, or any securities into which the securities of DWWC are converted or for which such securities are exchanged (including any SportsLine Common Stock into which such DWWC Common Stock is converted pursuant to the Merger), registered with under the Securities Act or any other Law.

                  (d) From November 1, 1999 through the Agreement Date,
DWWC has not declared or paid any cash dividends, dividends payable in other securities or other distributions of any kind in respect of the DWWC Common Stock other than cash distributions in the aggregate amount of $200,000 made on December 3, 1999. DWWC has not paid, and will not pay, nor will DWWC be obligated after the Effective Time to pay, any Transaction Expenses.

         5.4 No Violation. Except as set forth in Paragraph 5.4 of the Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Documents by DWWC does not and will not (i) upon receipt of the requisite approval of DWWC's Shareholders referred to in Section 6.2, conflict with or violate any provision of DWWC's Certificate of Incorporation or Bylaws, each as amended to date; (ii) violate or breach any provision of, or result, through the mere passage of time, in a violation of, or result in the termination or acceleration of, or entitle any party to terminate or accelerate (whether after the giving of notice or lapse of time or both), any obligation under, be in conflict with or constitute or result in a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, or result in the imposition of any Lien upon or with respect to the stock or any assets, business or properties of DWWC pursuant to, any Permit, Contract or other instrument, commitment or obligation to which DWWC is a party or by which DWWC or any of its assets is bound or subject, or violate or conflict with any other restriction of any kind or character to which DWWC, or any of its properties or assets, is subject or bound, with such exceptions as would not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation; (iii) violate any Order to which DWWC is a party or it or its properties or assets is subject or bound, with such exceptions as would not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation; or (iv) violate any Law applicable to DWWC with such exceptions as would not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation.

         5.5 Consents, etc. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other

Person on the part of DWWC is required in connection with the execution, delivery or performance by DWWC of this Agreement and the Transaction Documents, except (a) the Merger Filings, and (b) as set forth in Paragraph 5.5 of the Disclosure Letter.

         5.6 Legal Proceedings. Except as set forth in Paragraph 5.6 of the Disclosure Letter, there are no Legal Proceedings pending or, to DWWC's and the Principal Shareholders' best Knowledge, threatened against DWWC (or against any officer, director, employee, key consultant or agent of DWWC in their capacity as such or relating to their employment, services or relationship with DWWC). There are no Orders of any Governmental Authority or arbitrator outstanding against DWWC or, to DWWC's and the Principal Shareholders' best Knowledge, against any officer or director of DWWC in their capacity as such. Except as set forth in Paragraph 5.6 of the Disclosure Letter, to DWWC's and the Principal Shareholders' best Knowledge, there is no basis for any shareholder or former shareholder of DWWC, or any other Person, to assert a claim against DWWC or SportsLine based upon: (i) a disputed claim of ownership of options, warrants or other rights to acquire ownership of, any shares of the capital stock of DWWC,
(ii) any rights as a shareholder of DWWC, including any option, warrant or preemptive rights, right of refusal, rights of co-sale or tag along rights or rights to notice or to vote, (iii) any rights under any agreement among DWWC and its shareholders or among the shareholders of DWWC, or (iv) subject to the satisfaction of the requirements of Section 6.2, DWWC entering into this Agreement or any Transaction Document or consummating the Merger or any of the transactions contemplated by this Agreement or any Transaction Document.

         5.7 Subsidiaries. Except as set forth in Paragraph 5.7 of the Disclosure Letter, DWWC (i) does not presently own or control, directly or indirectly, any ownership, equity or profit interest in any other corporation, limited liability company, association or other business entity and (ii) is not a participant in any joint venture, partnership or similar arrangement.

         5.8 Intellectual Property.

                  (a) DWWC IP Rights; Intellectual Property. DWWC owns, or has the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required for the conduct of the business of DWWC as presently conducted and as presently proposed to be conducted, including without limitation, the operation of each of the DWWC Websites (such Intellectual Property being hereinafter collectively referred to as the "DWWC IP Rights"), and such rights to use, possess, sell or license are sufficient for the conduct of such business. As used herein, the term "Intellectual Property" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain name or application for an Internet domain name, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any State thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

                  (b) No Default. Neither the execution, delivery and performance of this Agreement or the consummation of the Merger and the other agreements and transactions contemplated hereby and/or by the Transaction Documents will: (i) constitute a breach, violation or default of any instrument, contract, license or other agreement governing any DWWC IP Right to which DWWC is a party; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any DWWC IP Right held or owned by DWWC; or
(iii) impair the right of DWWC or the Surviving Corporation or their subsidiaries to use, possess, sell or license any DWWC IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by DWWC or any of its subsidiaries to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any DWWC IP Rights by DWWC.

                  (c) No Infringement by DWWC. Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service (including without limitation any product or service offered to users of the DWWC Websites) currently licensed, utilized, sold, provided or furnished by DWWC or currently under development by DWWC violates any license or agreement between DWWC and any third party or infringes or misappropriates any Intellectual Property right of any other party; and there is no pending or, to DWWC's and the Principal Shareholders' best Knowledge, threatened, claim or litigation contesting the validity, ownership or right of DWWC to use, possess, sell, market, distribute, advertise, license, or dispose of any DWWC IP Right nor, to DWWC's and the Principal Shareholders' best Knowledge, is there any basis for any such claim, nor has DWWC received any notice asserting that any DWWC IP Right or the proposed use, sale, distribution, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of DWWC, is there any basis for any such assertion. Except as set forth in Paragraph 5.8(c) of the Disclosure Letter, DWWC possesses all rights and interests necessary to (A) sell all products and services currently sold by it and (B) to use the names and/or likenesses of persons used in such catalogs or on the DWWC websites or in any other Marketing Materials for the specific purpose and in the specific web pages or Marketing Materials in which such likenesses appeared, in the case of both (A) and (B), without infringing the Intellectual Property rights of any other Person.

                  (d) No Breach by Employees or Consultants. No employee, consultant or independent contractor of DWWC: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, DWWC or using trade secrets or proprietary information of others, that would be likely to have a Material Adverse Effect on DWWC; or

(ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for DWWC that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. To DWWC's and the Principal Shareholders' best

Knowledge, the employment of any employee of DWWC or the use by DWWC of the services of any consultant or independent contractor does not subject DWWC to any liability to any third party.

                  (e) Protection of Proprietary Information. DWWC has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of all trade secrets contained in the DWWC IP Rights and all DWWC's ownership interests and proprietary rights therein. All officers, employees, consultants and contractors of DWWC having access to proprietary information of DWWC, its customers or business partners, or who have developed any software, proprietary information or inventions for use by DWWC, have executed and delivered to DWWC an agreement whereby they have agreed to hold such software, proprietary information and inventions in confidence, and copies of the form of all such agreements have been delivered to SportsLine's counsel. DWWC has secured valid written assignments from all consultants, contractors and, where applicable, employees who were involved in, or who contributed to, the creation or development of any DWWC IP Rights, of the rights to such contributions that may be owned by such persons or that DWWC does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of DWWC has any right, license, claim or interest whatsoever in or with respect to any DWWC IP Rights (except those DWWC IP Rights that exist by reason of a license by such Person to DWWC).

                  (f) Registered and Unregistered Intellectual Property. Paragraph 5.8(f) of the Disclosure Letter contains a true and correct list of
(i) all worldwide registrations of any patents, copyrights, mask works, trademarks, service marks, Domain Names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by DWWC to secure, perfect or protect its interest in DWWC IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all unregistered trademarks and service marks and (iv) all 800- or 888- prefix phone numbers used by DWWC in connection with the conduct of its business. Except as set forth in Paragraph 5.8(f) of the Disclosure Letter, to the Knowledge of DWWC and the Principal Shareholders all registered trademarks held by DWWC are valid and enforceable.

                  (g) Licenses. Paragraph 5.8(g) of the Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which DWWC is a party and pursuant to which any person or entity is authorized to use any DWWC IP Rights, and (ii) all licenses, sublicenses and other agreements as to which DWWC is a party and pursuant to which DWWC is authorized to use any third party patents, trademarks, Internet domain names, Internet or World Wide Web URLs or addresses, or copyrights, including but not limited to software ("Third Party IP Rights") which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by DWWC.

                  (h) Source Code. Except as set forth in Paragraph 5.8(h) of the Disclosure Letter, neither DWWC, nor any other party acting on its behalf, has disclosed or delivered to any party (other than independent contractors bound by nondisclosure agreements in favor of DWWC), or permitted the disclosure or delivery to any escrow agent or other party, of any DWWC Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any such party of any DWWC Source Code (as defined below). Paragraph 5.8(h) of the Disclosure Letter identifies each Contract (whether written or oral) pursuant to which DWWC has deposited, or is or may be required to deposit, with an escrow holder or any other party, any DWWC Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any DWWC Source Code. As used in this
Section 5.8(h), "DWWC Source Code" means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any DWWC IP Rights or any other product or service marketed by DWWC but such definition does not include software normally provided to end users in source code form, such as HTML files, scripts, and any interpreted code sent to the user's business.

                  (i) No Infringement by Third Parties. To DWWC's and the Principal Shareholders' best knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any DWWC IP Rights or any Intellectual Property Right of DWWC by any third party, including any employee or former employee of DWWC. DWWC has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by DWWC.

                  (j) Year 2000 Compliance. All internal computer systems of DWWC which are material to its business are, both individually and in conjunction with all other systems with which they work or interface, Year 2000 Compliant (as defined below). Without limiting the generality of the foregoing, the DWWC Websites, and all services, products and software developed, owned, licensed and/or marketed or distributed by DWWC or utilized by DWWC in connection with any of the DWWC Websites or otherwise, both individually and when operating in conjunction with all other systems and products with which they are designed to work or interface, are Year 2000 Compliant. DWWC has made inquiries of the manufacturers, suppliers, vendors and customers and, to DWWC's knowledge, is not relying on any third party whose systems are not Year 2000 Compliant. DWWC has no material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to the DWWC Websites, the services or products of DWWC, the internal computer systems of DWWC or the computer systems or products or services of manufacturers, suppliers, vendors or customers of DWWC. "Year 2000 Compliant" or "Year 2000 Compliance" means, as applied to hardware and software, that: (i) such hardware and software will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; (ii) such hardware and software has been written, developed and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, corruption or impact to current and/or future operations; and (iii) such hardware and software will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

         5.9 Compliance with Law, Charter Documents and Agreements. DWWC is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, and (i) has all material Permits and other authorizations necessary to own its properties and assets and carry on its business as it is presently being conducted and proposed to be conducted, (ii) is in compliance in all material respects with all applicable Laws of all Governmental Authorities having jurisdiction over its business or properties, and all material Permits held by it, and (iii) except as set forth in Paragraph 5.9 of the Disclosure Letter, is in compliance in all material respects with all of the terms and provisions of all Contracts listed in Paragraph 5.14 of the Disclosure Letter. Paragraph 5.9 of the Disclosure Letter sets forth a true and complete list of all Permits held by DWWC; no other Permits are necessary for DWWC to own its properties and assets and carry on its business as it is presently being conducted and proposed to be conducted with such exceptions as do not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation. Each Permit listed in Paragraph 5.9 of the Disclosure Letter is in full force and effect with such exceptions as do not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation. DWWC has not received any notice or other communication from any Governmental Authority (or quasi-governmental authority) regarding (a) any actual or possible violation of Law or any Permit or any failure to comply with any term or requirement of any Law or Permit, or
(b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit with such exceptions as do not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation. DWWC has not been the subject of any audit by any Governmental Authority for the purpose of determining whether DWWC has complied with applicable Law

         5.10 Financial Statements; Books and Records.

                  (a) Paragraph 5.10 of the Disclosure Letter contains a true and correct copy of (i) DWWC's unaudited financial statements (balance sheet and profit and loss statement) as of December 31, 1998 and for the year then ended, and as of October 31, 1999 and for the ten-month period then ended (collectively, the "Financial Statements"). Except as set forth in Paragraph
5.10 of the Disclosure Letter, all of the Financial Statements present in all material respects the financial condition and operating results of DWWC as of the dates and for the periods indicated therein. Except as set forth in DWWC's October 31, 1999 balance sheet (the "Balance Sheet"), DWWC has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, other than (A) debts or liabilities incurred in the ordinary course of business subsequent to October 31, 1999 and (B) obligations under contracts and commitments incurred or to be performed in the ordinary course of business subsequent to October 31, 1999. DWWC is not a guarantor or indemnitor of any indebtedness of any other Person.

                  (b) The books, records and accounts of DWWC (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with customary business practices, and (iii) accurately and fairly reflect in all material respects the basis for the Financial Statements.

         5.11 Title and Related Matters. DWWC owns no real property. The Balance Sheet reflects all of the properties and assets used by DWWC in its business, except for (i) properties or assets acquired or disposed of in the ordinary course of business since the date(s) thereof, and (ii) properties or assets not required under GAAP to be reflected thereon. Except as set forth in Paragraph
5.11 of the Disclosure Letter, the properties and assets DWWC owns are owned by DWWC free and clear of all Liens, except statutory Liens for the payment of current taxes that are not yet delinquent and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and do not detract from the value or interfere with the present use, of the property subject thereto or affected thereby. The properties and assets of DWWC used in the operation of its business (i) are in all material respects adequate for the conduct of DWWC's business as currently conducted and as proposed to be conducted, and (ii) are in good condition and repair, normal wear and tear excepted. With respect to the properties and assets it leases, DWWC holds valid leasehold interests free and clear of all Liens and such leases are fully effective and afford DWWC peaceful and undisturbed possession of the subject matter of the lease. DWWC is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other Law applicable to the operation of owned or leased properties, and has not received any notice of such violation with which it has not complied.

         5.12 Employee Benefit Matters. Paragraph 5.12 of the Disclosure Letter contains a list of each of the following, if any, which is sponsored, maintained or contributed to by DWWC for the benefit of its employees or agents, or under which DWWC has any liability: (i) each "employee benefit plan", as defined in
Section 3(3) of ERISA (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA) ("Plan"), and (ii) each collective bargaining agreement, profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, medical reimbursement, life insurance or other material benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause
(i), above ("Benefit Program"). True, correct and complete copies or descriptions of each Plan and each Benefit Program, and related trusts and agreements, if applicable, including all amendments thereto, have been furnished to SportsLine. There has also been furnished to SportsLine, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. Except as otherwise set forth in Paragraph 5.12 of the Disclosure Letter, (iii) DWWC neither contributes nor has any obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of
Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code; (iv) DWWC has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it before or on the Agreement Date in connection with the Plan and Benefit Programs (including without limitation the filing of any required Form 5500 for any of the Plans); (v) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, other than any failure to file or furnish such documents which would not result in a material liability to DWWC or the Surviving Corporation, and each Plan and Benefit Program has been administered in substantial compliance with its governing documents; (vi) each Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status; (vii) there are no Legal Proceedings pending (other than routine claims for benefits) or to the Knowledge of DWWC or the Principal Shareholders threatened against, or with respect to, any Plan or Benefit Programs or their assets which would have a Material Adverse Effect on DWWC or the Surviving Corporation; (viii) all contributions required to be made to the Plans by DWWC or its Affiliates pursuant to their terms and provisions and applicable Law have, in all material respects, been made timely; (ix) as to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of
Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC; (x) to the Knowledge of DWWC or the Principal Shareholders, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in
Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, either DWWC or the Surviving Corporation or any officer, director or employee thereof to a material tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA; (xi) each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status; and (xii) DWWC has not incurred any liability or taken any action, and no action or event has occurred that could cause DWWC to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, or (B) to any Multiemployer Plan, including without limitation on account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

         5.13 Labor Relations. Paragraph 5.13 of the Disclosure Letter sets forth a true and correct list of all employees employed by DWWC as of the Agreement Date, together with their respective job titles, dates of hire, compensation and status as a full-time or part-time employee. DWWC does not pay or provide any material benefits (other than wages) to part-time employees in the ordinary course of business. Except as set forth in Paragraph 5.13 of the Disclosure Letter, DWWC is not a party to or bound by any agreements or arrangements on behalf of any officer, director or employee providing for severance payments, accelerated vesting or similar termination benefits following termination of their employment with DWWC or for any payment, accelerated vesting or other benefits to such person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements to which DWWC is a party. DWWC has not experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to the best Knowledge of DWWC or the Principal Shareholder, threatened material labor disputes. Except as set forth on Paragraph 5.13 of the Disclosure Letter, DWWC has in all material respects paid when due all wages, bonuses, commissions, taxes, penalties or assessments, owed to, or arising out of the employment of, any officer, director or employee. DWWC is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices which could result in a material liability to DWWC or the Surviving Corporation. There is no unfair labor practice charge or complaint or any other matter against (or to DWWC's and the Principal Shareholders' best Knowledge, involving) DWWC pending or, to DWWC's and the Principal Shareholders' best Knowledge, threatened before any Governmental Authority. There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to DWWC's and the Principal Shareholders' best Knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving DWWC. There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to DWWC's and the Principal Shareholders' best Knowledge, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving DWWC. No agreement, arbitration or court decision or governmental order to which DWWC is a party or to the Knowledge of DWWC or Principal Shareholders to which it or any of its properties or assets is bound or subject in any way limits or restricts DWWC from relocating or closing any of its operations. DWWC is not aware that any officer or Principal Shareholder, intends to terminate their employment with DWWC, and DWWC does not have a present intention to terminate the employment of any of the foregoing.

         5.14 Contracts and Transactions. Except as set forth in Paragraph 5.14 of the Disclosure Letter: (a) there are no Contracts or proposed Contracts involving amounts in excess of $5,000 to which DWWC is a party or by which it or its properties or assets is subject or bound; (b) there are no Contracts, transactions or proposed transactions to which DWWC is a party or by which it or its properties or assets is subject or bound involving any of DWWC's directors, officers, shareholders or other Affiliates or Associates of DWWC or any entity in which any such director, officer, shareholder or other Affiliate or Associate, or their respective Affiliates or Associates, has a direct or indirect interest; (c) other than the any existing contracts with SportsLine, DWWC is not a party to and is not bound by or subject to any Contract, or subject to any restriction under its Certificate of Incorporation or Bylaws, that limits or restricts DWWC from engaging in any business in any jurisdiction or adversely affects its ability to carry on its business as now conducted or as proposed to be conducted, its properties or its financial condition; and (d) DWWC has not engaged since January 1, 1999 in any discussions or negotiations, or entered into any Contract, letter of intent or other instrument (whether or not binding), with any Person other than SportsLine regarding the consolidation or merger of DWWC with or into any Person, the sale, conveyance or disposition of all or substantially all of the assets of DWWC or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of DWWC would be disposed of, or any other form of acquisition, liquidation, dissolution or winding up of DWWC which would in any way obligate or bind SportsLine or the Surviving Corporation or would result in any liability to DWWC, SportsLine or the Surviving Corporation; and DWWC has suspended or terminated, and has the legal right without liability to any Person to suspend or terminate, all such discussions and negotiations, Contracts, letters of intent or other instruments.

         True and complete copies of all Contracts set forth in Paragraph 5.14 of the Disclosure Letter, including all amendments thereto have been provided to SportsLine prior to the Agreement Date. Other than any Contracts with SportsLine or its Affiliates, the Contracts set forth in Paragraph 5.14 of the Disclosure Letter are valid and enforceable in accordance with their respective terms with respect to DWWC and valid and, to DWWC's and the Principal Shareholders' best Knowledge, enforceable in accordance with their respective terms with respect to any other party to any such Contract, in each subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies and with such exceptions as do not individually or in the aggregate have a Material Adverse Effect on DWWC or the Surviving Corporation. Other than any Contracts with SportsLine or its Affiliates, there is not under any of the Contracts set forth in Paragraph 5.14 of the Disclosure Letter any existing material breach, default or event of default by DWWC or event that with notice or lapse of time or both would constitute a breach, default or event of default by DWWC, nor has DWWC received notice of, or made a claim with respect to, any material breach or default by any other party to any such Contract. Other than any Contracts with SportsLine or its Affiliates, to DWWC's and the Principal Shareholders' best Knowledge, no party to any Contract set forth in Paragraph 5.14 of the Disclosure Letter intends to withdraw, cancel, modify or amend such Contract.

         5.15 Related Party Transactions. Except as set forth in Paragraph 5.15 of the Disclosure Letter, no director, officer or other Affiliate or Associate of DWWC or any entity in which any such director, officer or other Affiliate or Associate, or their respective Affiliates or Associates, has any direct or indirect interest in, or owns any beneficial interest in any Person (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) that has any direct or indirect interest in: (i) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of DWWC, or (ii) any Person that competes with DWWC.

         5.16 Environmental Laws. To DWWC's and the Principal Shareholders' best Knowledge, DWWC is not in violation of any applicable Environmental Law and DWWC is not and will not be required to make any expenditures to comply with any Environmental Law.

         5.17 Tax Returns and Payments. Except as set forth in the Paragraph
5.17 of the Disclosure Letter, DWWC has timely filed all Tax Returns required by applicable Law and all such Tax Return are true and correct in all material respects. The foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

         DWWC has paid all Taxes (including estimated Taxes) and other assessments due on or prior to the Agreement Date, except those, if any, currently being contested by it in good faith and which are listed in Paragraph
5.17 of the Disclosure Letter; and DWWC is not delinquent in the payment of any Tax nor delinquent in the filing of any Tax Return. Without limiting the generality of the foregoing, DWWC has reported and duly paid state and local sales and use Taxes in all states (which are listed in Paragraph 5.17 of the Disclosure Letter) in which it is required to report and pay such Taxes.

         DWWC has not filed a consent pursuant to the provisions of Section 341(f) (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it.

         DWWC has not made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) other than in the ordinary course of business consistent with past practices. DWWC has never had any Tax deficiency threatened, claimed, proposed or assessed against it and has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, assessment or other governmental charge. DWWC has not received any notification or other communication indicating that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other Governmental Authority regarding DWWC. None of DWWC's Tax Returns has ever been audited by the Internal Revenue Service or any other Governmental Authority. Except as disclosed in Paragraph 5.17 of the Disclosure Letter, DWWC has withheld or collected from each payment made to each of its employees, whether in cash, stock or in kind, the amount of all Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Governmental Authority or authorized depositories. No material special charges, penalties, fines, liens or other similar encumbrances have been asserted against DWWC with respect to the payment or failure to pay any Taxes which have not been paid or received without further liability to DWWC. DWWC has provided to SportsLine prior to the Agreement Date copies of all Tax Returns for all taxable periods ending on or after the date of DWWC's incorporation.

         DWWC has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. DWWC has not agreed to make nor is it required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. DWWC has not participated in and will not participate in an international boycott within the meaning of
Section 999 of the Code. DWWC is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         DWWC is, and has been since January 1, 1999, an S corporation as defined in Section 1361(a) of the Code and DWWC has delivered to SportsLine a copy of its IRS Form 2553 which was timely filed with the Internal Revenue Service. The Internal Revenue Service has not sent any correspondence to DWWC questioning DWWC's status as an S corporation nor is DWWC aware of any facts that would make DWWC ineligible to be an S corporation.

         5.18 Notes and Accounts Receivable. Paragraph 5.18 of the Disclosure Letter sets forth a true and complete list as of the Agreement Date of all notes receivable of DWWC owing by any Person, including any director, officer, stockholder or employee of DWWC or any Affiliate or Associate of any such person (including those notes receivable reflected on the Balance Sheet and those incurred since the date of the Balance Sheet). Except as set forth in Paragraph
5.18 of the Disclosure Letter, all such notes receivable have been paid in full prior to the Agreement Date or will be paid in full prior to the Closing Date. Other than any accounts receivable from SportsLine or its Affiliates, all accounts receivable of DWWC which are reflected on the Balance Sheet and those arising since the date thereof (i) are valid, existing and collectible in a manner consistent with DWWC's past practice without (to DWWC's and the Principal Shareholders' best Knowledge) resort to Legal Proceedings or collection agencies, (ii) arose from bona fide transactions in the ordinary course of business and represent amounts due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are payable in full in cash and are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions or any Liens. Except as set forth in Paragraph 5.18 of the Disclosure Letter and other than any accounts receivable from SportsLine or its Affiliates, all such accounts receivable are current, and there are no disputes regarding the collectibility of any such accounts receivable. Other than any accounts receivable from SportsLine or its Affiliates, the allowance for doubtful accounts set forth in the Balance Sheet is adequate from a historical perspective for the nonpayment of claims previously submitted and for which revenues have been accrued in the Financial Statements.

         5.19 Notes and Loans Payable. Paragraph 5.19 of the Disclosure Letter sets forth a true and complete list of all notes and loans payable and other indebtedness for borrowed money other than the SportsLine Loan, excluding trade payables arising in the ordinary course of business ("Debt") owing by DWWC as of the Agreement Date, including, the Person to whom such note, loan or other indebtedness is payable, the amount thereof, the interest rate and other payment terms, the maturity date and a description of any collateral therefor. All Debt constituting Excess Debt (as defined in Section 3.1(b)) shall be deducted from the Stock Consideration in accordance with Section 3.1(b)(vii)(x); provided, that, if, for any reason, any such Excess Debt is not deducted in the calculation of the Stock Consideration in accordance with Section 3.1(b)(vii)(x), the full amount of such Excess Debt shall be recoverable by SportsLine from the Escrow Fund as Damages.

         5.20 Insurance. Paragraph 5.20 of the Disclosure Letter sets forth a true and complete list of all insurance policies in force naming DWWC or employees thereof as an insured or beneficiary or as a loss payable payee or for which DWWC has paid or is obligated to pay all or part of the premiums. DWWC has not received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and DWWC is in compliance with all conditions contained therein. There are no pending claims against such insurance by DWWC as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance that has not been properly filed by DWWC. Except for the self-insurance retentions or deductibles set forth in the policies listed on Paragraph 5.20 of the Disclosure Letter, DWWC believes the policies maintained by DWWC are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of DWWC's business as currently conducted and as proposed to be conducted.

         5.21     Sales and Marketing; Customer Lists.

                  (a) Each of the DWWC Websites and all other Marketing Materials distributed by DWWC have at all times made all material disclosures to users or customers other than SportsLine or its Affiliates required by applicable Law and none of such disclosures made or contained in any DWWC Websites or in any such Marketing Materials have been inaccurate, misleading or deceptive or in violation of applicable Law. DWWC has at all times been in compliance with applicable Laws relating to the privacy of users of each of the DWWC Websites.

                  (b) Except as set forth in Paragraph 5.21(b) of the Disclosure Letter, DWWC maintains a true and complete lists of all customers who have purchased products or service from DWWC during the past three years other than SportsLine or its Affiliates (the "Customer Lists"). The use of the Customer Lists by DWWC does not violate the Intellectual Property rights or rights of publicity or privacy of any Person, and is not in violation of any applicable Law or Order. Except as set forth in Paragraph 5.21(b) of the Disclosure Letter, DWWC has not granted to any Person any rights to use the Customer Lists or any information therein or derived therefrom.

         5.22 Trading in SportsLine Common Stock. Except as set forth in Paragraph 5.22 of the Disclosure Letter, during the six month period prior to the Agreement Date, neither DWWC nor any officer, director, Affiliate or Associate of DWWC has directly or indirectly purchased or sold (including short sales) any shares of SportsLine Common Stock (or any put, call, option or derivative security or the like relating thereto) in any transactions effected on the Nasdaq National Market or otherwise.

         5.23 Director and Shareholder Approvals. The Agreement, the Transaction Documents and the Merger have been approved by the Board of Directors and shareholders of DWWC in accordance with its Certificate of Incorporation and Bylaws and the NYBCL. True and correct copy of the resolutions approving the Transaction Documents and the Merger have been furnished to SportsLine on or prior to the Agreement Date. No other approval of the directors or shareholders of DWWC is necessary under applicable Law for the execution, delivery or performance by DWWC of this Agreement and the Transaction Documents or the consummation by DWWC of the Merger and the other transactions contemplated hereby and thereby.

         5.24 No Existing Discussions. Neither DWWC nor any director, officer, shareholder, employee or agent of DWWC is engaged, directly or indirectly, in any discussions or negotiations with any third party other than SportsLine and its Affiliates relating to any Acquisition Proposal (as defined in Section 7.5).

         5.25 Absence of Certain Changes or Events.

                  (a) Except as set forth in Paragraph 5.25(a) of the Disclosure Letter and, since September 30, 1999, DWWC has not: (i) amended or otherwise changed its Certificate of Incorporation or Bylaws; (ii) issued, sold, pledged, disposed of or encumbered, or authorized the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock of any class or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it; (iii) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock; (iv) declared, set aside, made or paid any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock; (v) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchased any property or assets of any other Person; (vi) created, incurred or assumed any material indebtedness for borrowed money, whether or not in the ordinary course of business, issued any debt securities, or assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any material obligations of any other Person; (vii) made any loans or advances to any other Person other than in the ordinary course of business consistent with past practice; (viii) made any capital expenditures in excess of $10,000; (ix) sold, pledged, disposed of or encumbered, or authorized the sale, pledge, disposition or encumbrance of properties or assets, tangible or intangible, having a value in any single transaction in excess of $5,000, or sold, licensed, assigned or transferred any DWWC IP Rights, except sales of inventory in the ordinary course of business; (x) except in the ordinary course of business, consistent with past practices or pursuant to the terms of a Plan or Benefit Program increased the compensation payable or to become payable to its officers or salaried employees, granted any severance or termination pay to, or entered into any employment or severance agreement with, any of its directors, officers or salaried personnel, or established, adopted, entered into or amended any bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, personnel or employees, or taken any action to accelerate any rights or benefits thereunder;
(xi) changed any accounting policies or procedures or made any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP; (xii) made any Tax election, other than in the ordinary course of business consistent with past practice; or (xiii) agreed, in writing or otherwise, to take or authorize any of the foregoing.

                  (b) Except as set forth in Paragraph 5.25(b) of the Disclosure Letter, since January 1, 1999, there has not been with respect to
DWWC: (i) any material change in the business, operations, financial condition or operating results of DWWC, whether or not arising in the ordinary course of business, which change by itself or in conjunction with all other such changes has had or would reasonably be expected to have a Material Adverse Effect on DWWC; (ii) any damage, destruction or loss, whether or not covered by insurance to or of the assets of DWWC which has had or would reasonably be expected to have a Material Adverse Effect on DWWC; or (iii) any other event or condition of any character that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on DWWC.

         5.26 Absence of Certain Business Practices. Neither DWWC nor any employee, agent or other Person acting on DWWC's behalf, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any Governmental Authority (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any Governmental Authority (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder DWWC's business (or assist DWWC in connection with any actual or proposed transaction) which (i) may subject DWWC to any damage or penalty in any Legal Proceeding, (ii) if not given in the past, may have had a Material Adverse Effect on DWWC or the Surviving Corporation, or (iii) if not continued in the future, may have a Material Adverse Effect on DWWC or the Surviving Corporation.

         5.27 No Commissions. Other than commissions and/or fees owing Broadview Int'l LLC which will be paid by the Shareholders, neither the Principal Shareholders, DWWC, nor any of DWWC's officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for DWWC, in connection with this Agreement, the Merger or any of the transactions contemplated hereby.

         5.28 Tax Status of the Merger. Except as set forth in Section 4.8, neither SportsLine nor Acquisition Corp. has made or shall be deemed to have made any representations or warranty to DWWC or its shareholders regarding the tax treatment of the Merger, or any of the tax consequences to any such shareholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. DWWC represents and warrants that it and its shareholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

         5.29 Reorganization Qualification. The aggregate cash consideration paid to the Shareholders, including any cash distributions made to the shareholders as part of the transaction, will be less than 50 percent of the fair market value of the DWWC Common Stock outstanding as of the Effective Time. Acquisition Corp. will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by DWWC immediately prior to the Merger. For purposes of this representation, (i) amounts paid by DWWC to shareholders who received cash, (ii) amounts paid by DWWC to holders of stock options, (iii) assets used to pay DWWC's reorganization expenses, and (iv) all redemptions and distributions (except for regular, normal dividends) made by DWWC immediately preceding the transfer, will be considered as assets of DWWC held immediately prior to the Merger.

         5.30 Disclosure. Neither this Agreement nor any representation, warranty or statement made in this Agreement or in the Transaction Documents contain (or will contain) any untrue statement of a material fact or omits to state (or will omit to state) a material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE VI
                            CERTAIN COVENANTS OF DWWC
                            -------------------------

         6.1 Conduct of Business by DWWC Pending the Merger. DWWC hereby covenants and agrees that, between the Agreement Date and the Effective Time, DWWC shall operate its business only in the ordinary course consistent with past practice and will not engage in any new line of business or enter into any new Contract, transaction or activity or make any commitment except in the ordinary course of business consistent with past practice. DWWC shall use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, DWWC shall not, between the Agreement Date and the Effective Time, directly or indirectly, do or propose or agree to do any of the following absent prior consultation with SportsLine and receipt of SportsLine's prior written consent:

                  (a) (i) amend or otherwise change its Certificate of Incorporation or Bylaws; (ii) issue, sell, pledge, dispose of, or encumber, or, authorize the issuance, sale, pledge, disposition, or encumbrance of any shares of its capital stock of any class or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it; (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; or (iv) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (b) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person;

                  (c) (i) create, incur or assume any indebtedness for borrowed money, whether or not in the ordinary course of business, or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person; (iii) make any loans or advances to any other Person other than to employees in the ordinary course of business consistent with past practice;
or (iv) make any capital expenditures, other than those proposed to be made in any financial budgets delivered to SportsLine prior to the Agreement Date;

                  (d) (i) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of any of its properties or assets, tangible or intangible, or sell, license, assign or transfer any DWWC IP Rights, except in each case in the ordinary course of business pursuant to Contracts set forth in Paragraph 5.14 of the Disclosure Letter; (ii) enter into any new Contract other than in the ordinary course of business, consistent with past practice; or (iii) amend, terminate or cancel any Contract identified in Paragraph 5.14 of the Disclosure Letter, or fail to perform in any material respect any of its obligations thereunder;

                  (e) except in the ordinary course of business, consistent with past practice or pursuant to the terms of a Plan or Benefit Program, (i) increase the compensation payable or to become payable to its officers or salaried employees; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or salaried personnel; (iii) establish, adopt, enter into or amend any bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, personnel or employees, or take any action to accelerate any rights or benefits thereunder; or (iv) accelerate, amend or change the period of exercisability or the vesting schedule of options granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans;

                  (f)(i) change any accounting policies or procedures, change any annual accounting period or make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP; (ii) revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable;
(iii) make or change any Tax election, file any amended Tax Return (except as disclosed in Paragraph 5.17 of the Disclosure Letter), enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action or omit to take any action, if any such action or omission would have the effect of increasing the Tax liability of DWWC or SportsLine;

                  (g) pay, discharge or satisfy any Liens, claims, debts, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the Financial Statements, as appropriate, or liabilities incurred after the date of the Balance Sheet in the ordinary course of business and consistent with past practice;

                  (h) increase or decrease prices charged to its customers, other than in the ordinary course of business consistent with past practice, or fail to use all commercially reasonable efforts to enforce any Contract or other agreement with any customer or supplier, collect its accounts receivable, or pay its accounts payable, in each case in the ordinary course of business consistent with past practice;

                  (i) enter into any Contract or transaction with or for the benefit of any of its directors, officers, shareholders, Affiliates or Associates or any entity in which any such director, officer, shareholder, Affiliate or Associate, or their respective Affiliates or Associates, has a direct or indirect interest, whether or not in the ordinary course of business; or

                  (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article V hereof untrue or incorrect in any respect.

         6.2 Approval of Shareholders. Prior to the Agreement Date, DWWC has received approval from its shareholders of this Agreement, the Merger and related matters in accordance with the NYBCL. Prior to the Closing, DWWC shall distribute to its shareholders and shall obtain from each shareholder to execute such offeree questionnaires and/or representation letters ("Shareholder Representations") as may be requested by SportsLine so as to permit compliance by SportsLine with the applicable securities Laws.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1 Best Efforts; Cooperation; Further Assurances. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated herein, including, without limitation,
(i) cooperating with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Law or the rules of the Nasdaq National Market or any other exchange on which the SportsLine Common Stock is listed, in connection with the transactions contemplated by this Agreement; (ii) using its reasonable best efforts to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority or other Persons (including parties to Contracts with DWWC) as are necessary for the consummation of the transactions contemplated hereby; (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby; (iv) defending all Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (v) executing and delivering such additional instruments and other documents and taking such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         7.2 Access to Information. From the Agreement Date to the Effective Time, DWWC shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford SportsLine and SportsLine's officers, employees, auditors, counsel and agents full and complete access during business hours to all assets, properties, books, records, accounts, contracts and documents of or relating to DWWC and such other information as SportsLine may reasonably request concerning the businesses, finances and properties of DWWC and its operations. No information provided to or obtained by SportsLine either before or after the Agreement Date shall limit or otherwise affect any representation or warranty in this Agreement. Until the Effective Time, all confidential information provided pursuant to this Section 7.2 will be subject to the confidentiality agreement previously executed by SportsLine and DWWC (the "Confidentiality Agreement").

         7.3 Notification of Certain Matters. DWWC shall give prompt written notice to SportsLine of (i) any material change in the normal course of its business; (ii) the receipt by it of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by it of a notice of the institution or the threat of litigation or other legal proceedings involving it; and (iii) the occurrence or non-occurrence of any other event which causes, or would be reasonably likely to cause, any representation or warranty of DWWC contained herein to be untrue or inaccurate in any respect, or any covenant, condition or agreement of DWWC contained herein not to be complied with or satisfied in any respect.

         7.4 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party without the prior approval of the other parties hereto, except that SportsLine may make such public disclosure which it believes in good faith to be required by applicable Law or the rules of the Nasdaq National Market (in which case SportsLine will consult with an officer of DWWC prior to making such disclosure).

         7.5 Exclusive Dealings; Failure by DWWC to Consummate Merger Without Cause. From the Agreement Date until the Effective Time, or earlier termination of this Agreement as provided in Article XIV hereof, DWWC and its Affiliates and Associates shall not, nor shall DWWC authorize or permit any of its officers, directors, employees, agents or representatives to, directly or indirectly: (i) solicit, initiate, encourage the initiation or submission by others of any Acquisition Proposal (as hereinafter defined); (ii) enter into or participate in discussions or negotiations with, respond to solicitations relating to, furnish to any Person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any Contract, agreement or commitment (whether or not binding) with respect to any Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any proposal with respect to a sale or other disposition of all or any part of the assets, business or properties of DWWC (whether by merger, consolidation, sale of stock or assets or otherwise), or a purchase or other acquisition by DWWC of all or any part of the assets, business or properties of any other Person (whether by merger, consolidation, sale of stock or assets or otherwise). DWWC will immediately notify SportsLine if any third party initiates any solicitation, discussion or negotiation with respect to any Acquisition Proposal.

         7.6 Trading in SportsLine Common Stock. From the Agreement Date until the Effective Time, neither DWWC nor any officer, director, Affiliate or Associate thereof will directly or indirectly purchase or sell (including short sales) any shares of SportsLine Common Stock (or any put, call, option or derivative security or the like relating thereto) in any transactions effected on the Nasdaq National Market or otherwise.

         7.7 Noncompetition and Nonsolicitation

                  (a) Noncompetition. For a period of five years after the Closing Date, each of the Principal Shareholders agrees that he shall not, directly or indirectly, (A) acquire or own in any manner any interest or investment in (whether as a security holder, creditor or otherwise) any Person that directly or indirectly owns, operates, manages or distributes a business that markets, sells or otherwise distributes or participates in the distribution of fantasy products, including software, services, statistical information or other content ("fantasy products"), whether such fantasy business is conducted by mail, telephone, an online service accessed through the Internet or commercial on-line service, other communication devices or otherwise (a "Fantasy Business") or otherwise engages, directly or indirectly, in a Fantasy Business,
(B) be employed by or serve as an employee, agent, officer, director of, or consultant to, any Person that engages, directly or indirectly, in any Fantasy Business unless such employment or service is related solely to non-Fantasy Business and such Shareholder provides no direct or indirect assistance to such Fantasy Business, (C) offer or sell fantasy products through or to the customers of any of Person that owns, operates, manages or distributes fantasy products or otherwise engages, directly or indirectly, in any Fantasy Business, regardless of whether such business is conducted by mail, telephone, an online service accessed through the Internet or commercial on-line service, other communication devices or otherwise, other than a business owned, operated or managed by SportsLine or its Affiliates, (D) provide fantasy products for sale to customers of, or fulfillment services for such products to the owner or operator of, any Fantasy Business, other than to SportsLine or to an Fantasy Business owned, operated, managed or distributed by SportsLine or its Affiliates, or (E) advertise or promote in any manner any Fantasy Business, other than a Fantasy Business owned, operated, managed or distributed by SportsLine or its Affiliates; provided, however, that nothing herein shall be construed to prevent each of the Principal Shareholders from owning as an investment up to 1% of a class of securities issued by any competitor of SportsLine or its Affiliates that is publicly traded and registered under Section 12 of the Securities and Exchange Act of 1934.

                  (b) Nonsolicitation of Employees. For a period of five years after the Closing Date, each of the Principal Shareholders agrees that he shall not, directly or indirectly, for himself or for any other Person, attempt to employ or enter into any employment, consulting or similar relationship or arrangement, directly or indirectly, with any employee or former employee of DWWC or the SportsLine Companies, unless such employee or former employee has not been employed by DWWC or the SportsLine Companies, as the case may be, for a period of more than twelve (12) months.

                  (c) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Principal Shareholders of any of the covenants contained in Sections 7.7(a) and (b) of this Agreement will cause irreparable harm and damage to SportsLine, the monetary amount of which may be virtually impossible to ascertain. As a result, the Principal Shareholders recognize and hereby acknowledge and agree that SportsLine shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7.7 by the Principal Shareholders or any of their Affiliates, Associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies SportsLine may possess.

         7.8 Employment of Certain DWWC Employees Following the Effective Time, James Price, Michael Gersh, Matthew Fortnow, Peter Pezaris, Khaled Matar, David Hersh (the "Key Employees") shall continue to be employed by the Surviving Corporation, on the terms and conditions outlined in Schedule 7.8 hereto. Such employment shall be at will, subject to the terms, as applicable, of the Severance Letters (as defined in Section 8.11 hereof).

         7.9 Termination of Existing Agreement The parties hereto agree that as of the Effective Time, the July 1998 Agreement between DWWC and SportsLine and all agreements entered into in connection therewith (the "1998 Agreements") shall be terminated and each party thereto hereby absolutely and forever remises, releases, acquits, satisfies and discharges the other party and any and all of their respective directors, officers, employees, shareholders, parent and subsidiary corporations, predecessors, successors and affiliates, of and from any and all rights, claims, demands, damages, debts, liabilities, accounts, covenants, rights to indemnification, liens, attorneys' fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, now known or unknown, suspected or unsuspected, in law or in equity, which such party owns or holds, or at any time heretofore has ever had, owned or held, or may hereafter have, own or hold, based upon, related to or arising out of such 1998 Agreements. The parties hereto further covenant and agree that they shall never institute or participate in any suit or action, at law or in equity, against any other party, by reason of, or based upon, the 1998 Agreements.


                                  ARTICLE VIII
            CONDITIONS TO THE OBLIGATIONS OF THE SPORTSLINE COMPANIES
            ---------------------------------------------------------

         The obligations of the SportsLine Companies to effect the Merger and the other transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by SportsLine:

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of DWWC and the Principal Shareholders contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or knowledge, which representations and warranties shall be true and correct in all respects) at and as of the Effective Time with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date. DWWC shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. DWWC shall have delivered to the SportsLine Companies a certificate, dated as of the Closing Date and signed by its President, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects. In addition, each Principal Shareholder shall have delivered to SportsLine a certificate, dated as of the Effective Time, certifying that such Principal Shareholder's representations and warranties are true and correct in all material respects.

         8.2 Corporate Matters. DWWC shall have delivered to the SportsLine
Companies: (a) copies of the Certificate of Incorporation and Bylaws of DWWC as in effect immediately prior to the Effective Time; (b) copies of resolutions adopted by the Board of Directors and shareholders of DWWC authorizing this Agreement and the consummation of the transactions contemplated hereby; and (c) a certificate of good standing of DWWC issued by the Secretary of State of the State of New York and each other state in which DWWC is qualified to do business as of a date not more than five (5) days prior to the Closing Date, certified in the case of subsections (a) and (b) of this Section 8.2 as of the Closing Date by the President of DWWC as being true, correct and complete.

         8.3 No Adverse Proceedings. No court or Governmental Authority or other regulatory body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or preventing or prohibiting the Merger or the transactions contemplated by this Agreement. No Legal Proceeding shall be overtly threatened or pending against the SportsLine Companies or DWWC before any court or Governmental Authority which seeks to restrain, prohibit, invalidate or collect damages arising out of the Merger or any other transaction contemplated hereby or obtain damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.4 No Material Adverse Change. Between the Agreement Date and the Effective Time, there shall have not been any Material Adverse Change with respect to DWWC.

         8.5 Consents and Approvals. In addition, DWWC shall have delivered to SportsLine copies of (a) all consents, approvals, orders and authorizations of, and all registrations, qualifications, designations, declarations or filings with, any Governmental Authority or other Persons required in connection with the execution and delivery by DWWC of this Agreement or the consummation by DWWC of the transactions contemplated hereby and (b) all consents to the transactions contemplated hereby and waivers of rights to terminate or modify any Contracts, rights or obligations of DWWC from any Person from whom such consent or waiver is required under any Contract or instrument, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of Law.

         8.6 Resignations. SportsLine shall have received from each of the directors and officers of DWWC a written resignation letter thereby resigning from their corporate offices with DWWC, in form and substance satisfactory to SportsLine, such resignations to be effective at the Effective Time.

         8.7 Private Placement. The offering and issuance of shares of SportsLine Common Stock in the Merger shall be in compliance with applicable federal and state securities Laws to the satisfaction of SportsLine and its counsel, and DWWC shall have taken all steps reasonably required by SportsLine to ensure such compliance. Without limiting the generality of the foregoing, each Principal Shareholder shall have executed and delivered to SportsLine such offeree questionnaires and/or representation letters as may have been requested by SportsLine.

         8.8 Releases. Each Principal Shareholder shall have delivered to SportsLine a release in the form of Exhibit 8.8.

         8.9 Termination of Certain Agreements and Rights. DWWC shall have caused all registration rights agreements, all preemptive rights to purchase shares of DWWC capital stock, all rights of first refusal, co-sale, tag-along and similar rights to purchase or sell shares of DWWC capital stock, and all voting agreements and proxies applicable to or affecting any outstanding shares or other securities of DWWC to be terminated and canceled by no later than immediately prior to the Effective Time; and SportsLine shall have received evidence, in form and substance acceptable to SportsLine, to the effect that all such agreements and rights have been terminated and that neither SportsLine nor the Surviving Corporation shall have any obligations thereunder.

         8.10 Escrow Agreement DWWC, the Escrow Agent and the Shareholders' Agent shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit 3.4.

         8.11 Severance Letters. Each of the Key Employees shall have acknowledged and agreed to the terms of a Severance Letter in substantially the form attached to this Agreement as Exhibit 8.11 and on terms acceptable to SportsLine (the "Severance Letters").

         8.12 SportsLine Loan. DWWC shall have repaid in full all principal, accrued interest and other charges, fees or expenses owing SportsLine by DWWC under the loan from SportsLine to the DWWC in the amount of $185,000 (the "SportsLine Loan").

         8.13 Dissenting Shareholders. The number of Dissenting Shares (as defined in Section 3.5) shall not exceed one percent of the shares of DWWC Common Stock outstanding immediately prior to the Effective Time.

                                   ARTICLE IX
                      CONDITIONS TO THE OBLIGATIONS OF DWWC
                      -------------------------------------

         The obligations of DWWC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by DWWC:

         9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the SportsLine Companies contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or knowledge, which representations and warranties shall be true and correct in all respects) at and as of the Effective Time with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date. Each of the SportsLine Companies shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. Each of the SportsLine Companies shall have delivered to DWWC a certificate, dated as of the Closing Date and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         9.2 Corporate Matters. SportsLine shall have delivered to DWWC: (a) copies of the Certificate or Articles of Incorporation and Bylaws of each of SportsLine and Acquisition Corp. as in effect immediately prior to the Effective Time; (b) copies of resolutions adopted by the Board of Directors of SportsLine and the Board of Directors and shareholder of Acquisition Corp. authorizing this Agreement and the consummation of the transactions contemplated hereby; and (c) a certificate of good standing of SportsLine issued by the Secretary of State of the State of Delaware as of a date not more than five (5) days prior to the Closing Date, certified in the case of subsections (a) and (b) of this Section
9.2 as of the Closing Date by an executive officer of SportsLine as being true, correct and complete.

         9.3 No Adverse Proceedings. No court or Governmental Authority or other regulatory body shall have enacted, issued, promulgated, enforced or entered any Law or Order

(whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, or preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

         9.4 No Material Adverse Change. Between the Agreement Date and the Effective Time, there shall not have been any Material Adverse Change with respect to SportsLine, and SportsLine shall have delivered to DWWC a certificate to such effect, dated as of the Closing Date and signed by an executive officer.

         9.5 Governmental Consents. SportsLine shall have delivered to DWWC copies of all consents, approvals, orders and authorizations of, and all registrations, qualifications, designations, declarations or filings with, any Governmental Authority required in connection with the execution and delivery by SportsLine of this Agreement or the consummation by SportsLine of the transactions contemplated hereby.

         9.6 Escrow Agreement. SportsLine and the Escrow Agent shall have entered into the Escrow Agreement in substantially the form attached hereto as
Exhibit 3.4.

         9.7 Severance Letters. The Acquisition Corp. shall have delivered the Severance Letters to the Key Employees.


                                    ARTICLE X
                                     CLOSING
                                     -------

         10.1 Closing. Unless this Agreement shall have been terminated pursuant to the provision of Article XIV hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, 1 Battery Place, 12th Floor, New York, New York, at 10:00 am., local time, on December 6, 1999 or, if the conditions set forth in
Article VIII and IX have not been satisfied or waived on such date, no later than five (5) business days after the day on which all such conditions have been satisfied or waived. The date on which the Closing occurs is referred to as the "Closing Date." The Closing shall be deemed completed as of 12:01 a.m. on the morning of the Closing Date.

         10.2 Deliveries by DWWC. At or prior to the Closing, DWWC shall deliver (or cause to be delivered) to SportsLine:

                  (a) each certificate or other letter, agreement and other document or instruments required to be delivered by DWWC to SportsLine in accordance with Article VIII hereof;

                  (b) the stock book, stock ledger and minute book of DWWC;

                  (c) constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files, tax returns and other data and information within the possession of DWWC;

                  (d) evidence satisfactory to SportsLine that with respect to each of DWWC's accounts, credit lines, safe deposits boxes or vaults the authority of all individuals with respect thereto has been terminated, other than those individuals designated by SportsLine in writing;

                  (e) the Merger Filing, duly executed by DWWC; and

                  (f) such other documents, instruments, agreements and all certificates and other evidence as SportsLine or its counsel may reasonably request as to the satisfaction of the conditions to SportsLine's obligations set forth herein.

         10.3 Deliveries by the SportsLine Companies. At or prior to the Closing, the SportsLine Companies shall deliver (or cause to be delivered) to
DWWC:

                  (a) each certificate or other letter, agreement and other document or instruments required to be delivered by SportsLine to DWWC in accordance with Article IX hereof;
                  (b) the Merger Filing, duly executed by Acquisition Corp.; and

                  (c) such other documents, instruments, agreements and all certificates and other evidence as DWWC or its counsel may reasonably request as to the satisfaction of the conditions to DWWC's obligations set forth in Article IX hereof.

                                   ARTICLE XI
                         COMPLIANCE WITH SECURITIES LAWS
                         -------------------------------

         11.1 Limitation on Disposition of Shares. The shares of SportsLine Common Stock to be issued to the shareholders of DWWC pursuant to the Merger have not been registered under the Securities Act, and may not be sold, transferred or otherwise disposed of, except pursuant to an exemption from the registration requirements under the Securities Act or an effective registration statement filed by SportsLine with the SEC under the Securities Act. In addition, without the prior written consent of SportsLine, the Shareholders shall not, directly or indirectly, offer, sell, solicit an offer to buy, make any short sale, pledge, grant any option to purchase, contract to sell, or otherwise dispose of or transfer any such shares of SportsLine Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of such SportsLine Common Stock (including, without limitation, by way of equity swap, hedging, or any other form of derivative transaction) (any of the foregoing, a "Transfer"), in each case for a period of one year from the Effective Time; provided, however, that the Shareholders may Transfer any of such shares of SportsLine Common Stock as a bona fide gift or to any person who, at or prior to the time of such Transfer, has executed and delivered to SportsLine an agreement to the foregoing effect. SportsLine may, with respect to any such shares, cause its transfer agent to note, during the above period, stop transfer instructions with respect to such shares.

         11.2 Legend. All certificates representing shares of SportsLine Common Stock issued pursuant to the Merger shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF

                  ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

SportsLine may place stop transfer orders with its transfer agent with respect to such certificates in accordance with federal securities laws.


                                   ARTICLE XII
                      SURVIVAL; INDEMNIFICATION AND ESCROW
                      ------------------------------------

         12.1 Survival. All representations, warranties and covenants of DWWC and the Principal Shareholders and the SportsLine Companies contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of SportsLine or DWWC and/or Principal Shareholders, for one year after the Closing Date (the "Release Date"); provided, that (i) if Escrow Shares and/or the Escrow Cash are retained in the Escrow Fund after the Release Date as provided in this Article XII, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or Escrow Cash relate, (ii) notwithstanding the foregoing, SportsLine may seek recovery of Special Damages (as defined below) as provided in this Article XII at any time prior to the expiration of the applicable statute of limitations for such claim, and (iii) the representations and warranties contained in Section 5.17 and 4.2 shall survive the Release Date until the expiration of the applicable statute of limitations.

         12.2 Indemnification.

                  (a) Agreement to Indemnify. Subject to the terms and conditions of Article XII, the Principal Shareholders agree, and each other Shareholder will (to the extent of the Escrow Fund deposited in escrow pursuant to Section 3.4 and the Escrow Agreement), jointly and severally indemnify and hold harmless SportsLine and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control SportsLine or the Surviving Corporation within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against (i) the full amount of all Excess Debt and/or Transaction Expenses that are not deducted in the calculation of the Merger

Consideration in accordance with Section 3.1; (ii) any and all claims, demands, suits, actions, proceedings, investigations, audits, causes of actions, losses, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs (hereinafter collectively referred to as "Damages") (excluding any Damages to the extent recovered by SportsLine or the Surviving Corporation from any third party under any contract with such party or under any applicable insurance policy) that are directly or indirectly incurred, result from or arise out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by DWWC or the Principal Shareholders in this Agreement or in the Disclosure Letter or in any certificate delivered by or on behalf of DWWC or the Principal Shareholders pursuant hereto; and (iii) any Special Damages. In determining the amount of any

Damage attributable to a breach, any materiality standard or knowledge qualification contained in a representation, warranty or covenant of DWWC shall be disregarded.

                  Subject to the terms and conditions of Article XII, SportsLine agrees to indemnify and hold harmless the Shareholders from and against any Damages (excluding any Damages to the extent recovered by a Shareholder from any third party under any contract with such party or under any applicable insurance policy) that are directly or indirectly incurred, result from or arise out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the SportsLine Companies in the Agreement or in any certificate delivered by or on behalf of the SportsLine Companies pursuant hereto. In determining the amount of any Damage attributable to a breach, any materiality standard or knowledge qualification contained in a representation, warranty or covenant of the SportsLine Companies shall be disregarded.

                  (b) Time to Bring Escrow Claims. Any claim for indemnification made by SportsLine or any other Indemnified Person under this
Section 12.2 must be raised in a writing delivered to the Escrow Agent prior to the Release Date, and, if raised by such date, such claim shall survive the Release Date until final resolution thereof; provided, that the foregoing provisions will not impose any time limitation on when SportsLine and/or any other Indemnified Person may raise a claim for indemnification (or any other cause of action) to recover any Special Damages against any person or entity who is a Special Damages Obligor (as defined below).

                  (c) Limitations on Indemnity Obligations. For purposes of this Agreement: (i) other than respect to Title Special Damages, Fraud Special Damages or Tax Special Damages applicable to a specific shareholder, in seeking indemnification from such Shareholder (other than the Principal Shareholders), SportsLine and the other Indemnified Persons will exercise their remedies solely with respect to the Escrow Fund and any other assets deposited in escrow pursuant to the Escrow Agreement and no Shareholder other than the Principal Shareholders will have any liability to an Indemnified Person under this Section
12.2 except to the extent of such Shareholder's pro rata portion of the Escrow Fund and any other assets deposited under the Escrow Agreement; (ii) the rights and remedies set forth in this Section 12.2 and in the Escrow Agreement will be the exclusive rights and remedies of SportsLine and the other Indemnified Persons against any Shareholder other than the Principal Shareholders under
Section 12.2 of this Agreement; (iii) all claims made for indemnification by SportsLine or any Indemnified Person against any Principal Shareholders, shall be first made against, and to the extent of, the Escrow Fund, (iv) other than with respect to Special Damages, no Principal Shareholder shall have any liability to an Indemnified Person in excess of the aggregate amount of Merger

Consideration (including any Earn Out received by or payable to such Principal Shareholder) for which such Principal Shareholder is entitled hereunder ("CAP") and (v) other than Special Damages, no Shareholder shall have any obligation to indemnify SportsLine or any other Indemnified Person unless and until the aggregate amount of all Damages for which SportsLine or any Indemnified Person is otherwise entitled to receive exceeds $100,000 ("Basket Amount").

         12.3 Special Damages. As used herein, "Special Damages" means Damages (as defined in Section 12.2) that are directly or indirectly suffered or incurred by SportsLine and/or any other Indemnified Person and result from or arise out of: (i) any fraudulent conduct, fraudulent misrepresentation or other intentional misconduct on the part of DWWC, any officer, director, employee, consultant, or agent of DWWC or on the part of any Shareholder, that occurs on or before the Effective Time ("Fraud Special Damages"); (ii) any failure of any Shareholder to have (A) good, valid and marketable title to the DWWC Common Stock he purports to own immediately prior to the Effective Time, free and clear of all Liens, or (B) the full right, capacity and authority to vote such shares of DWWC Common Stock in favor of this Agreement, the Merger and/or any other transaction or agreement contemplated by this Agreement ("Title Special Damages"); (iii) any Taxes of DWWC or any Shareholder arising out of DWWC's failure to withhold Taxes from, or properly report, compensation paid to any employee of DWWC ("Tax Special Damages"); and (iv) any claim by or on behalf of Scott Harger, whether in respect of his purported ownership of shares of DWWC Common Stock or otherwise ("Other Special Damages"). Notwithstanding anything to the contrary in Section 12.1, SportsLine and/or any Indemnified Person will be entitled to recover Special Damages at any time after the Effective Time and prior to the expiration of the applicable statute of limitations on such claim for such Special Damages from: (x) the respective Shareholder, in the case of
(1) Fraud Special Damages arising from any fraudulent conduct, fraudulent misrepresentation or other intentional misconduct on the part of such Shareholder, (2) Tax Special Damages arising from failure to withhold Taxes from, or properly report, compensation paid to such Shareholder; and/or (3) Title Special Damages arising from such Shareholder failing to have (1) good, valid and marketable title to any DWWC Shares he purports to own immediately prior to the Effective Time, free and clear of all Liens, or (2) the full right, capacity and authority to vote such DWWC Shares stock in favor of this Agreement, the Merger and/or any other transaction or agreement contemplated by this Agreement,; and/or (y) any Principal Shareholder, in the case of (1) Fraud Special Damages, (2) Title Special Damages, (3) Tax Special Damages, and/or (4) Other Special Damages.

         12.4     Escrow Period; Release of Escrow Fund.

                  (a) The Escrow Shares and Escrow Cash shall be held in escrow for the period commencing on the Effective Time and terminating on the Release Date (the "Escrow Period"), provided, that a portion of the Escrow Fund that, in the reasonable judgment of SportsLine, subject to the objection of the Shareholders' Agent and the subsequent resolution of the matter in the manner provided in Section 12.7, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Shareholders' Agent prior to termination of the Escrow Period with respect to Damages incurred or claims made prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

         (b) Within three (3) business days after the Release Date, the Escrow Agent shall release from escrow to each Shareholder his pro-rata portion of the Escrow Fund including interest thereon, less with respect to each such Shareholder an aggregate amount of Escrow Cash and Escrow Shares with a value (as determined pursuant to Section 12.5) equal to (i) such shareholder's pro rata portion of any disbursement from the Escrow Fund delivered to SportsLine in satisfaction of claims and (ii) such shareholder's pro rata portion of any liability subject to delivery to SportsLine in accordance with Section 12.3(a) with respect to any pending but unresolved claims. Any Escrow Cash or Escrow Shares held as a result of clause (ii) shall be released to the Shareholders or released to SportsLine (as appropriate) promptly upon resolution of each specific claim involved, in proportion to their contribution of the foregoing to the Escrow Fund. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders, and in lieu of any fraction of an Escrow Share to which a Shareholder would otherwise be entitled, such holder will receive from SportsLine an amount of cash determined in accordance with Section 3.6(b) hereof.

         (c) No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of the portion of the Escrow Fund contributed on such shareholder's behalf by the Escrow Agent as provided herein.

         (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. SportsLine will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

         12.5 Claims Upon the Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by an executive officer of SportsLine (an "Officer's Certificate"): (i) stating that SportsLine or another Indemnified Person is entitled to Damages and (ii) specifying in reasonable detail the amount of such Damages (or an estimate thereof, in each case to the extent known or determinable at such time), the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article XII, deliver to SportsLine out of the Escrow Fund, as promptly as practicable, Escrow Shares and/or Escrow Cash (at SportsLine's election) having a value equal to such Damages. For the purpose of compensating SportsLine or an Indemnified Person for its Damages pursuant to this Agreement, the Escrow Shares shall be valued at the Reference Price (in accordance with clause (i) of the definition thereof). To the extent the Escrow Fund is insufficient to satisfy any indemnification claims, the amount of the claim shall be deducted from any unpaid installment of the Earn Out to be paid to the Shareholders pursuant to Section 3.3 and shall be delivered to the Escrow Agent and held in escrow under the provisions of this Agreement and the Escrow Agreement (or under a similar arrangement with another escrow agent) and SportsLine shall have no obligation to pay such amount to the Shareholders as Merger Consideration pending resolution of such claim under the provisions hereof and the Escrow Agreement (or such other arrangement).

         12.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and, except with respect to Damages related to Excess Debt or Transaction Expenses, for a period of twenty
(20) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares and/or Escrow Cash pursuant to Section 12.5 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. Promptly after the receipt of an Officer's Certificate with respect to Excess Debt or Transaction Expenses, which shall be conspicuously noted on the Officers' Certificate, and, in all other cases, immediately after the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of Escrow Shares and/or Escrow Cash in accordance with Section 12.5; provided, that no such delivery may be made if the Shareholders' Agent has objected to the claim made in the Officer's Certificate in a written statement delivered to the Escrow Agent and to SportsLine prior to the expiration of such twenty (20) day period.

         12.7 Resolution of Conflicts.

                  (a) If the Shareholders' Agent timely objects in writing to any claim or claims by SportsLine made in an Officer's Certificate, SportsLine shall have twenty (20) days to respond in a written statement to the objection of the Shareholders' Agent. If after such twenty (20) day period there remains a dispute as to any claims, the Shareholders' Agent and SportsLine shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims (the "Negotiation Period"). If the Shareholders' Agent and SportsLine should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares and/or Escrow Cash from the Escrow Fund in accordance with the terms of the memorandum.

                  (b) If after the Negotiation Period there remains a dispute as to any claim, then either party may seek appropriate remedies in a court of law. During such time, the Escrow Agent shall continue to hold the Escrow Fund until one party produces a final nonappealable Order from a Governmental Authority of competent jurisdiction stating to whom the Escrow Fund should be released and delivered. The Order shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

         12.8 Shareholders' Agent.

                  (a) Mr. Peter Pezaris shall be constituted and appointed as agent (the "Shareholders' Agent") for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to SportsLine of Escrow Shares, Escrow Cash or other property from the Escrow Fund in satisfaction of indemnification claims, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in the Escrow Shares upon not less than ten
(10) days' prior written notice to SportsLine and the Escrow Agent. No bond shall be required of the Shareholders' Agent. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders.

                  (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) The Shareholders' Agent shall have reasonable access to information about SportsLine and the reasonable assistance of SportsLine's and the Surviving Corporation's officers and employees for purposes of performing his duties and exercising his rights hereunder; provided, that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about SportsLine or the Surviving Corporation to anyone (except in accordance with Section 15.11).

                  (d) A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all of the Shareholders for whom the Escrow Fund is held and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent, SportsLine and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent, SportsLine and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                  (e) The Shareholders' Agent shall receive no compensation for his services; provided, that all reasonable out-of-pocket expenses of the Shareholders' Agent ("Agent Expenses") shall be paid by the Shareholders.

         12.9     Third Party Claims.

                  (a) In the event SportsLine or any of the Shareholders become aware of a third-party claim which it believes may result in a claim for indemnification, such party shall then promptly notify the indemnifying party of such claim, and the indemnifying party (acting through the Shareholders' Agent in the case of the Shareholders) shall notify the other party of such claim, and the indemnifying party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                           (i) the respective Shareholder or the Indemnified Person, as applicable, shall be entitled, at its own expense, to participate in the defense of such third-party action;

                           (ii) SportsLine or the indemnifying Shareholder(s), as applicable, shall obtain the prior written approval of the other party, not to be unreasonably withheld, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against any Indemnified Person or the indemnifying Shareholder(s), as applicable;

                           (iii) SportsLine or the indemnifying Shareholder(s), as applicable, shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Person or each indemnified Shareholder(s), as applicable, of a release from all liability in respect of such third-party action; and

                           (iv) SportsLine or the indemnifying Shareholder(s), as applicable, shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the respective indemnified party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (vv) as to which the indemnifying party fails to assume the defense within a reasonable length of time or (vivi) to the extent the third-party action seeks an Order against an indemnified party which, if successful, could provide for injunctive or other equitable judgments against such indemnified party; provided, however, that no indemnified person shall make a settlement, compromise, admission, or acknowledgment which would give rise to liability on the part of any indemnifying party without the prior written consent of such indemnifying party, not to be unreasonable withheld.

                  (b) SportsLine or the indemnifying Shareholder(s), as applicable, shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable, provided that the indemnified party has agreed in writing to reimburse the indemnifying party for the full amount of payments if such indemnified party is ultimately determined not to be entitled to indemnification.

                  (c) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

                  (d) In the event that the Shareholders have consented to any settlement, the Shareholders shall not have the right to object to the amount of any claim by SportsLine against the Escrow Fund for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Shareholders.

                  (e) If at any time subsequent to the receipt by an indemnified party of an indemnity payment hereunder, such indemnified party (or an Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (the "Recovery"), such indemnified party shall promptly pay to the indemnifying party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment and the indemnifying party shall not be entitled to receive any amount paid to the Indemnified Person as payment for the Basket Amount or losses above the Cap.

                  (f) The rights and remedies of SportsLine and the Shareholders under this Section 12.2 are exclusive and in lieu of any and all other rights and remedies which SportsLine or the Shareholders, as the case may be, may have against the other under this Agreement or otherwise, (i) with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by SportsLine or DWWC and the Principal Shareholders in or pursuant to this Agreement or the Disclosure Letter or (y) any breach of or failure to perform or comply with, any covenant or agreement set forth in this Agreement or (ii) otherwise with respect to the transaction contemplated by this Agreement. All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of this Section 12.2.

                  (g) Notwithstanding the foregoing, with respect to any third-party claim for Tax, the Shareholders shall have the sole right to control the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that if such claim involves Taxes the determination of which could reasonably be expected to affect the Indemnified Persons' liability for non-indemnified Taxes, the Indemnified Persons shall be entitled, at their expense, to participate in the defense of such third-party action.

                                  ARTICLE XIII
                                   DEFINITIONS
                                   -----------

         13.1 Defined Terms. As used herein, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Agreement Date.

         "Associate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Agreement Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "Contract" means any contract, agreement, lease, note, mortgage, bond, indenture, loan or credit agreement, deed, franchise, covenant, license, commitment, undertaking, obligation or understanding, whether written or oral, express or implied. The term Contract shall not include a Plan or Benefit Program or any Agreement with SportsLine or its Affiliates.

         "Disclosure Letter" means the letter dated the Agreement Date from DWWC and the Principal Shareholders to SportsLine setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of DWWC's or the Principal Shareholders' representations, warranties or covenants contained in this Agreement.

         "DWWC Websites" means all websites or other sites accessed via the Internet or any other electronic network, including without limitation any cable-based network or private network, that are owned or operated by DWWC (either alone or jointly with others), either as of the Agreement Date or in the past, including without limitation the website(s) currently accessible at the following URL addresses: http://www.commissioner.com; comissioner.com; commisioner.com;
         basketballstats.com; footballstats.com; nbastats.com;
         rotisseriebaseball.com; vsports.com; 4dining.com; commissioner.net; daedalusww.com; decanter.com (pending transfer to new owner); dwwc.com; mycommissioner.com; mycommisioner; mycomissioner; myfantasyleagues.com; and officepoolmanager.com.

         "Environmental Law" shall mean any Law, Order, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and

         Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so called "Superlien" law, and any other similar Federal, state or local statutes.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

         "Knowledge" means the actual knowledge of a person or its executive officers and directors.

         "Law" means and includes (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, announcement, order, judgment, directive or other binding action of or by a any Governmental Authority; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (iii) any judicial or administrative interpretation of application of any Law described in
         (i) or (ii) above; and (iv) any amendment or revision of any Law described in (i), (ii) or (iii) above.

         "Legal Proceeding" means any action, claim, lawsuit, litigation, demand, suit, inquiry, hearing, investigation, indictment, information, notice of a violation, arbitration, appeal or other dispute or legal proceeding, whether civil, criminal, administrative or otherwise.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Marketing Materials" means all catalogs, brochures, specifications sheets, sales literature, and other sales and promotional materials, including any advertisements in any media.

         "Material Adverse Effect", when used with reference to any entity or group of entities, means any event, change or effect that is (or will with the passage of time be), individually or in the aggregate, with other events, changes or effects, materially adverse to the financial condition, operations or business of such entity and its subsidiaries, taken as a whole, other than: (a) a change arising or resulting, directly or indirectly, from conditions affecting the Internet or electronic commerce industry as a whole or the U.S. economy as a whole; or (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement to the extent so attributable, or (c) a change arising from an act or omission of another party to this Agreement (or an affiliate of such party) and not from an act or omission of such entity or group of entities undergoing the change; provided, that with respect to SportsLine, neither (x) a reduction in the market price or trading volume of the SportsLine Common Stock, (y) a failure by SportsLine to meet the revenue or earnings predictions of analysts, any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the Agreement Date and prior to the Closing Date, nor (z) any seasonal reduction in SportsLine's revenues or earnings that is consistent with SportsLine's past operating history shall, in and of itself, or taken together, constitute a Material Adverse Effect with respect to SportsLine.

         "Material Adverse Change" when used with reference to any entity or group of entities, a material adverse change in or to the financial condition, operations or business of such entity and its subsidiaries, taken as a whole, other than: (a) a change arising or resulting, directly or indirectly, from conditions affecting the Internet or electronic commerce industry as a whole or the U.S. economy as a whole; or (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement to the extent so attributable, or (c) a change arising from an act or omission of another party to this Agreement (or an affiliate of such party) and not from an act or omission of such entity or group of entities undergoing the change; provided, that with respect to SportsLine, neither (x) a reduction in the market price or trading volume of the SportsLine Common Stock, (y) a failure by SportsLine to meet the revenue or earnings predictions of analysts, any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the Agreement Date and prior to the Closing Date, nor (z) any seasonal reduction in SportsLine's revenues or earnings that is consistent with SportsLine's past operating history shall, in and of itself, or taken together, constitute a Material Adverse Change with respect to SportsLine.

         "Order" means any order, writ, judgment, injunction, decree or ruling of or by a Governmental Authority.

         "Permit" means any permit, license, registration, authorization, certificate, order or approval of or from any Governmental Authority or other Person (including without limitation those relating to the occupancy or use of owned or leased real property).

         "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         "Tax Returns" means federal, state, foreign and local tax reports, returns, information returns and other Tax filings.

         "Transaction Documents" means all documents, certificates and agreements required to be delivered by any party under this Agreement, including the Merger Filing, the Escrow Agreement and the Severance Letterss.

         13.2 Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) Unless otherwise expressly indicated herein and except with respect to DWWC Financial Statements, all matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                   ARTICLE XIV
                                   TERMINATION
                                   -----------

         14.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of SportsLine and DWWC at any time prior to the Closing; or

                  (b) by either SportsLine or DWWC, if the Closing does not occur by December 31, 1999; or

                  (c) by either SportsLine or DWWC, in the event of (i) a material breach by the other party of any representation or warranty contained this Agreement, which breach cannot be or has not been cured within five (5) days after the giving of written notice to the breaching party of such breach and which breach or breaches would result in a failure to satisfy any condition to SportsLine's or DWWC's obligations set forth in Article VIII or IX, respectively; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within five (5) days after the giving of written notice to the breaching party of such breach; provided that the non-breaching party provides the breaching party with a written notice of termination within five
(5) days after the earlier of the expiration of such 5-day period or the date it receives a written notice from the breaching party stating that it is unable or unwilling to cure such breach;

                  (d) by either SportsLine or DWWC, if (i) there shall be a final nonappealable Order of a federal or state court restraining or prohibiting the consummation of the Merger, or (ii) there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, which would make the consummation of the Merger illegal; or

                  (e) by SportsLine immediately following a breach by DWWC of the provisions of Section 7.5.

         14.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 14.1, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except as provided below or elsewhere in this Agreement, in the event of the termination of this Agreement pursuant to Section 14.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of the SportsLine Companies or DWWC or any of their respective officers or directors to the other, all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations. Notwithstanding the foregoing, (i) if (A) SportsLine or DWWC terminates this Agreement in accordance with Section 14.1(b) and at the time of such termination DWWC has not satisfied all of the conditions precedent to SportsLine's obligations set forth in Article VIII hereof, or (B) SportsLine terminates this Agreement in accordance with Section 14.1(c) or (e), then, in either such case, DWWC shall pay to SportsLine an amount equal to SportsLine's documented costs and expenses incurred prior to or after the Agreement Date in connection with the execution, delivery and performance of this Agreement and any investigation, negotiation and structuring of the transactions contemplated hereby (including, without limitation, legal, accounting, consulting and financial advisory fees; or (ii) if (A) SportsLine or DWWC terminates this Agreement in accordance with Section 14.1(b) and at the time of such termination SportsLine has not satisfied all of the conditions precedent to DWWC's obligations set forth in Article IX hereof, or (B) DWWC terminates this Agreement in accordance with Section 14.1(c), then, in either such case, SportsLine shall pay to DWWC an amount equal to the DWWC's documented costs and expenses incurred prior to or after the Agreement Date in connection with the execution, delivery and performance of this Agreement and any investigation, negotiation and structuring of the transactions contemplated hereby (including, without limitation, legal, accounting, consulting and financial advisory fees). Nothing herein shall relieve any party from liability for damages resulting from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XV
                               GENERAL PROVISIONS
                               ------------------

         15.1 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this
Section:

                  (a)      if to either of the SportsLine       SportsLine.com, Inc.
                           Companies, to:                       6340 N.W. 5th Way
                                                                Fort Lauderdale, Florida 33309
                                                                Attn: Michael Levy, President
                                                                Telecopy:  (954) 351-9175

                                               with a copy to:  Greenberg Traurig, P.A.
                                                                1221 Brickell Avenue
                                                                Miami, Florida 33131
                                                                Attn:  Kenneth C. Hoffman, Esq.
                                                                Telecopy:  (305) 579-0717

                  (b)      if to DWWC or the Principal          Daedalus World Wide Corporation
                           Shareholders, to:                    11 Broadway, Suite 457
                                                                New York, New York 10004
                                                                Attn:  Peter Pezaris
                                                                Telecopy:  (212) 344-8315

                                               with a copy to:  Hughes Hubbard & Reed LLP
                                                                1 Battery Place
                                                                12th Floor
                                                                New York, New York  10004-1482
                                                                Attn:  Kenneth A. Lefkowitz
                                                                Telecopy: (212) 422-4726

         15.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the Disclosure Letter) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules attached hereto and the Disclosure Letter constitute a part hereof as though set forth in full above.

         15.3 Expenses. Except as set forth in this Section 15.3 or as otherwise provided in this Agreement, the parties hereto shall pay their own fees and expenses, including their own legal, accounting, consulting and financial advisory fees, incurred in connection with this Agreement or any transaction contemplated hereby, whether or not the Merger is consummated. If the Merger is consummated, the aggregate amount of all legal, accounting, consulting, financial advisory, investment banking, broker's or finder's fees, filing fees and other fees and expenses incurred by DWWC in connection with the Merger ("Transaction Expenses") shall be deemed expenses of the Shareholders, shall be borne by the Shareholders and will not become obligations of the Surviving Corporation. If, on or prior to the Closing Date, DWWC has not made arrangements acceptable to SportsLine for the payment by the Shareholders of the full amount of Transaction Expenses, all such Transaction Expenses shall be deducted from the Merger Consideration; and any such Transaction Expenses that are not deducted in the calculation of the Merger Consideration in accordance with

Section 3.1 shall be recoverable by SportsLine from the Escrow Fund as Damages. If after recovery of any Transaction Expenses or Excess Debt by SportsLine from the Escrow Fund it is determined upon a final nonappealable Order from a Governmental Authority of competent jurisdiction that SportsLine was not entitled to such recovery or a part of such recovery, then SportsLine shall return such unrecoverable Transactions Expenses or Excess Debt to the Escrow Fund or, if after the Release Date, to the Shareholders in amounts to which they are individually entitled.

         15.4 Amendment. This Agreement (including the Schedules and Exhibits attached hereto and the Disclosure Letter) may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The Agreement may be amended by the parties hereto at any time before or after approval of the shareholders of DWWC; but, after such approval, no amendment will be made which by applicable Law requires the further approval of the shareholders of DWWC without obtaining such further approval.

         15.5 Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         15.6 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by DWWC or the Shareholders. SportsLine may assign all or any portion of its rights hereunder to any Affiliate thereof provided that SportsLine remains liable.

         15.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference and convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         15.8 Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability, and shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

         15.9 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts

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

executed and to be wholly performed within such State except merger related provisions governed by NYBCL.

         15.10 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         15.11 Confidentiality. SportsLine and DWWC each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, SportsLine and DWWC each agree (a) to use its respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions, and (c) comply fully with the terms of the Confidentiality Agreement. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, (iv) is necessary or desirable in connection with a Legal Proceeding or to enforce one parties rights under this Agreement and the Transaction Documents or (v) is required to be disclosed by Law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

         15.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         15.13 Access to Books and Records. (a) After the Closing, SportsLine shall, upon the reasonable request of a Shareholder from time to time, and upon reasonable notice, in connection with the preparation by such Shareholder or its authorized representatives of Tax Returns with respect to Tax periods ending on or prior to the Effective Time or other reasonable request, (i)(A) provide to such Shareholder and its authorized representatives timely access, during normal business hours, to the files, books, records, documents and other information of the Surviving Corporation and (B) cause the officers of the Surviving Corporation to furnish to such Shareholder and its authorized representatives copies of all financial, technical and operating data and other information pertaining to the Surviving Corporation and (ii) make available for inspection and copying by such Shareholder at such Shareholder's expense true and complete copies of any documents relating to the foregoing; provided however, the foregoing does not obligate SportsLine or the Surviving Corporation to provide access or make available to any Shareholder any files, books and records, information or other documents relating to periods commencing on or after the Effective Time. In exercising their rights under the foregoing provisions of this Section, no Shareholder or its representatives shall interfere with SportsLine's or the Surviving Corporation's

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

normal operations, and as applicable, shall enter into any such confidentiality agreement as the party providing the information shall reasonably require (which shall permit such disclosure as allowed by Section 5.11).

                          (Continued on Signature Page)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.



                                                     SPORTSLINE.COM, INC.


                                                     By:/s/ Michael Levy
                                                     -------------------
                                                     Name:  Michael Levy
                                                     Title:    President


                                                     COMMISSIONER.COM, INC.


                                                     By:/s/ Michael Levy
                                                     -------------------
                                                     Name:  Michael Levy
                                                     Title:    President



                                                     DAEDALUS WORLDWIDE
                                                     CORPORATION


                                                     By:/s/ Michael Gersh
                                                     --------------------
                                                     Name:  Michael Gersh
                                                     Title:    President


                                                     /s/ James Price
                                                     ---------------
                                                     James Price


                                                     /s/ Michael Gersh
                                                     -----------------
                                                     Michael Gersh


                                                     /s/ Matthew Fortnow
                                                     -------------------
                                                     Matthew Fortnow


                                                     /s/ Peter Pezaris
                                                     -----------------
                                                     Peter Pezaris

         The following signatures personally as set forth below are only to evidence agreement to the terms and conditions set forth in Article XII.



                                                          /s/ Khaled Matar
                                                          ----------------
                                                          Khaled Matar


                                                          /s/ David Hersh
                                                          ---------------
                                                          David Hersh








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